As filed with the Securities and Exchange Commission on May 8, 2001
                                                                  -----
                                                     Registration No. 333-57324
                                                                          -----

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                    ---------
                        INTERVEST CORPORATION OF NEW YORK
                        ---------------------------------
        (Exact name of registrant as specified in governing instruments)


                                    ---------
                              10 Rockefeller Plaza
                                   Suite 1015
                          New York, New York 10020-1903
                                 (212) 218-2800
                                  -------------

                                  (Address and
                                telephone number
                            of registrant's principal
                               executive offices)
                               -----------------

                               LAWRENCE G. BERGMAN
                                 VICE PRESIDENT
                        INTERVEST CORPORATION OF NEW YORK
                        10 ROCKEFELLER PLAZA (SUITE 1015)
                          NEW YORK, NEW YORK 10020-1903
                                 (212) 218-2800

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                                Thomas E. Willett
                                Harris Beach LLP
                              130 East Main Street
                            Rochester, New York 14604
                                 (716) 232-4440

            Approximate date of commencement of proposed sale to the
             public; as soon as practicable after the effective date
                         of this registration statement


                                    ---------
                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                        Proposed      Proposed
Title of each                           maximum       maximum
class of                Amount          offering      aggregate     Amount of
securities to be        to be           price pe      offering      Registration
registered              registered      debenture     price         Fee
--------------------------------------------------------------------------------

Series __/__/01
Subordinated
Debentures              $7,250,000      $10,000       $7,250,000    $1,812.50*
                        ----------                                  ---------

--------------------------------------------------------------------------------
* $1,250.00 previouly paid

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


This Registration Statement contains       pages.  The Exhibit Index is on page.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to completion, dated May 8, 2001


                        INTERVEST CORPORATION OF NEW YORK

                               Maximum $7,250,000
                               Minimum $5,000,000
                                  Series / /01
                                       -- --
             $1,750,000 Subordinated Debentures Due October 1, 2004 $2,750,000 Subordinated Debentures Due October 1, 2006 $2,750,000 Subordinated Debentures Due October 1, 2008


     We are offering up to $7,250,000 in principal amount of our Series __/__/01 Subordinated Debentures. The Debentures are being offered in three maturities, with up to $1,750,000 in principal amount to mature on October 1, 2004, up to $2,750,000 in principal amount to mature on October 1, 2006 and up to $2,750,000 in principal amount to mature October 1, 2008. Interest on the debentures will be paid or will accrue each calendar quarter at the following annual interest rates: 7 1/2% for debentures due October 1, 2004; 8% for debentures due October 1, 2006; and 8 1/2% for debentures due October 1, 2008. At the time of subscription, a purchaser may elect either to receive quarterly payments of interest or to have the interest accrue. If the purchaser elects to have interest accrue, then, in addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same annual interest rates. All accrued interest on such debentures will be payable at the maturity of the debentures.

     The debentures are being offered by Sage Rutty & Co., Inc. and by other participating broker/dealers. The underwriters must sell the minimum amount of debentures offered ($5,000,000 principal amount) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of debentures offered ($7,250,000 principal amount). Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with M&T Bank. In the event that the minimum amount is not sold prior to , ______________ 2001 the offering will terminate and all funds will be returned promptly to subscribers. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures.


                        --------------------------------
            THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
                        See "Risk Factors on Page     ."
                                                  ----
 THE DEBENTURES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
     FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY


                        --------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                        --------------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                        --------------------------------


--------------------------------------------------------------------------------
                        Price to       Underwriting Fees       Proceeds to
                         Public        and Commissions(1)      Company(1)(2)
                         ------        ------------------      -------------

Per Debenture         $    10,000          $    800               $    9,200
Minimum Offering      $ 5,000,000          $355,000               $4,645,000
Maximum Offering      $ 7,250,000          $446,250               $6,803,750
--------------------------------------------------------------------------------
(1) The Company will pay the Underwriter commission of 3% of the purchase price of each Debenture maturing October 1, 2004, 5% of the purchase price of each Debenture maturing October 1, 2006 and 7% of each Debenture maturing October 1, 2008. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate amount of Debentures maturing October 1, 2004, and 1% of the aggregate amount of Debentures maturing October 1, 2006 and October 1, 2008.

(2) In addition to underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $110,000. See "Use of Proceeds."


                             ----------------------
                             Sage, Rutty & Co., Inc.

                The date of this Prospectus is ____________ , 2001

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We also have filed a Registration Statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the following SEC locations:

Public Reference Room       New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center         City Corp. Center
Room 1024                   Suite 1300                   500 West Madison Street
Washington, D.C. 20549      New York , New York 10048    Suite 1400
                                                               Chicago, Illinois
                                                                      60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1- 800-SEC-0330.

     The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:\\www.sec.gov.

     Purchasers of Debentures will be furnished annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants stating that (i) an audit of such financial statements has been made in accordance with generally accepted auditing principles, and (ii) the opinion of the accountants with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

                                WHO SHOULD INVEST

     The purchase of the Debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

                                     SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. You should read the summary in conjunction with the more detailed information appearing elsewhere in this document.

         The  Company.   Intervest  Corporation  of  New  York  is  a  New  York
         ------------
corporation which was incorporated in April, 1987. We presently own mortgages on real estate, and intend to acquire additional interests in real estate, including the acquisition and origination of additional mortgages. Substantially all of our mortgages are secured by multi-family apartment buildings. We are a wholly-owned subsidiary of Intervest Bancshares Corporation, which is a bank holding company. Intervest Bancshares Corporation is also the parent company of Intervest National Bank, a national bank located in New York, New York, and Intervest Bank, a Florida state-chartered bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida. We maintain our offices at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800.


         Securities  Offered.  $7,250,000  principal  amount  of Series __/__/01
         -------------------
Subordinated Debentures in three maturities, as follows: $1,750,000 principal amount of Subordinated Debentures, due October 1, 2004, $2,750,000 principal amount of Subordinated Debentures due October 1, 2006, and $2,750,000 principal amount of Subordinated Debentures due October 1, 2008. The three maturities will be offered at the same time and purchasers must specify the maturity or maturities they wish to purchase. At the time of purchase, the purchaser may elect to have interest payable quarterly on the first day of each calendar quarter, or to have interest accrue. Interest on the principal amount of the Debentures will either be paid or will accrue each calendar quarter at the following annual interest rates: 7 1/2% for Debentures maturing October 1, 2004; 8% for Debentures maturing October 1, 2006; and 8 1/2% for Debentures maturing October 1, 2008. In addition, interest will accrue each calendar quarter on the balance of the accrued interest at the same interest rate. All accrued interest is payable at maturity. The Debentures will be unsecured obligations and will be subordinated to all of our Senior Indebtedness. As of December 31, 2000, we had no Senior Indebtedness. There is no limitation on the amount of Senior Indebtedness which we may issue. We may issue additional unsecured indebtedness which is pari passu with the Debentures. The Debentures will be redeemable, in whole or in part, at any time at our option. See "Description of Debentures."

         Use of  Proceeds.  We will  use the net  proceeds  from the sale of the
         ----------------
Debentures, after payment of expenses of the Offering, to originate or purchase additional mortgages or interests in real estate in accordance with our mortgage investment policy and real estate investment policies. See "Transactions with Management" and "Use of Proceeds."

         Summary   Financial   Information.   The  following  summary  financial
         ---------------------------------
information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

Balance Sheet Summary(1)
                                                     December 31,
                                            -------------------------------
                                            2000                       1999
                                            ----                       ----
                                                     (in thousands)
Total Assets                               $74,860                    $98,740
Cash                                        19,476                     30,754
Mortgages                                   51,992                     63,290
Total Long Term
 Obligations(2)                             64,347                     84,600
Stockholder's Equity                         9,269                     12,140
--------------------

Income Statement Summary(1)



                                                                       Year Ended December 31
                                                                       ----------------------
                                               2000           1999           1998            1997         1996
                                            ----------------------------------------------------------------------
                                                                             (in thousands)
Net Interest Income                            $1,597         $2,402         $3,233          $2,304       $2,790

Non-Interest Income                               755            667            350             246          308

Non-Interest Expenses(3)                        1,729          2,017          1,835           1,731        1,817

Net Income before taxes
   and extraordinary item                         623          1,052          1,748             819        1,281

Provision for Income Taxes                        288            480            801             373          584

Extraordinary item(4)                            (206)           ---            ---             ---          ---

Net (loss) income                                 129            572            947             446          697

Ratio of Earnings to fixed charges(5)             1.1            1.1            1.2             1.1          1.2



Notes:
-----

(1) Certain reclassifications were made to amounts for 1999 and prior periods to conform to the current period presentation.
(2) Includes current portion of long-term obligations.
(3) Includes amortization of deferred debenture offering costs.
(4) Represents a charge, net of taxes, in connection with the early retirement of certain debentures.
(5) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.

Risk  Factors.  An  investment  in the  Debentures  involves  certain  risks and
-------------
prospective investors should carefully consider the various risk factors. See "Risk Factors."

                                  Risk Factors

You should carefully consider the following factors together with the other matters described or incorporated by reference in this prospectus before deciding whether to purchase debentures in this offering.

     We have not yet identified what investments will be made with the net proceeds we receive in this offering


     We intend to use the net proceeds of this offering to originate or acquire mortgage interests in conformity with our mortgage investment policies and our past practices. We may also acquire other interests in real properties in accordance with our real estate investment policies. As of the date of this prospectus, we have not specified uses of the net proceeds. This is customarily referred to as a blind pool. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we might make, than would be the case if specific investments were identified. Holders of our debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds of this offering.


         Investments in junior mortgages and wraparound mortgages may be riskier than investments in senior mortgages

     As of the date of this prospectus we owned six junior mortgages, and we may acquire additional junior mortgages in the future. Our junior mortages constitute approximately 19% of the aggregate principal amount of our mortages. In the event the owner of mortgaged property securing a junior mortgage owned by us defaults on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In the event this occurs, there can be no assurance that we will have funds available to cure the default, assuming this would be our desired course of action, in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, as the owner of the junior mortgage we will only be entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on our junior mortgage.


     We have in the past and may in the future own "wraparound mortgages". A wraparound mortgage is a mortgage that includes the outstanding principal balance of senior mortgage(s) owed to one or more senior lenders. The holder of a wraparound mortgage is required to make all mortgage payments, when they become due, to each senior mortgagee from the payments received on the wraparound mortgage. Like other junior mortgages, wraparound mortgages involve greater risks than a first mortgage. As of the date of this prospectus we do not own any wraparound mortgages.

         Recovery of non-recourse mortgages is limited to the property itself

     Substantially all of our mortgages are non-recourse. It is expected that most mortgages that we acquire in the future will be non-recourse as well. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Therefore in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property and the outstanding principal and interest balances of any loans secured by mortgages and liens that are senior in right to us, which must be paid from the net proceeds of any foreclosure proceeding. Any loss we may incur as a result of the foregoing factors may have a material adverse effect on our business, financial condition and results of operations. At December 31, 2000: eight of the mortgages in our portfolio (representing approximately 22% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits; twenty two of the mortgages (representing approximately 62% of the prinicpal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits, proceeds from insurance polices, losses arising under environmental laws and losses resulting from waste or acts of malfeasance. One loan, representing approximately 10% of the portfolio, is full recourse. The balance of our loans were without any recourse. In addition, at December 31, 2000, five of our mortgages were guaranteed by third parties, and in four of those cases the guaranty was limited to losses associated with tenant security deposits, insurance, environmental laws, waste or acts of malfeasance.

         We may compete with, and we do provide services to, our banking affiliates

     We are a wholly-owned subsidiary of Intervest Bancshares Corporation, a bank holding company with two banking subsidiaries. These banks also originate and acquire mortgages. From time to time we may compete with these banks for mortgage opportunities. In addition, we have an agreement with one of our bank affiliates whereby we render various services. There are conflicts of interest inherent in all our dealings with our affiliates including:

        *      our  acquisition of mortgages from affiliates,
        * our retention of affiliates to perform services for us, including real estate management services and mortgage servicing, and


     It is unlikely that these conflicts will be resolved by arm's-length bargaining. Matters involving conflicts of interests will be approved or ratified by a majority vote of our board of directors, including a majority of our "independent" directors, who are directors who are neither officers nor employees of ours, in attendance at any meeting considering such matters. No assurance can be given that matters involving conflicts of interests will be resolved in the manner most favorable to holders of our debentures, or that we will pursue, or fully pursue, our rights or remedies against our affiliates.


     The debentures are subordinated to other indebtedness, which could limit collectability of the debentures in the event of bankruptcy

     The payment of principal and interest on the debentures is subordinated to the prior payment in full of all of our existing and future senior indebtedness. Consequently, in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the debentures only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on the debentures after such senior indebtedness has been paid. As of December 31, 2000, we had no senior indebtedness. However, neither the debentures nor the indenture limit or restrict our ability to incur senior indebtedness or indebtedness that is pari passu with the debentures. Indebtedness that is pari passu with the debentures has no priority of payment over and is not subordinated in right of payment to the debentures. Accordingly, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any assets of ours remaining after payment to lenders of senior indebtedness will be paid pro rata among the holders of the debentures and the holders of pari passu indebtedness.

     The underwriter is not obligated to purchase the debentures, which may limit the net proceeds we actually receive in this offering

     No commitment exists on the part of the underwriter to purchase all or any part of the debentures. Consequently, no assurance can be given as to the amount of debentures that will be sold, if any. If at least $4,000,000 of debentures are not sold by _________, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid. See "Plan of Offering."

         Absence of public market for the debentures could limit opportunities to sell your debentures in the future

     The debentures are new securities for which there is no trading market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through an automated quotation system. There is currently no established trading market for previous series of debentures we have issued. Although there are no restrictions on the transfer of debentures, the absence of an established trading market can make it more difficult to sell or transfer debentures. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of debentures to sell their debentures. If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance.

         We have not set aside funds to pay the debentures when they mature

     There is no sinking fund for retirement of the debentures at or prior to their maturity. We anticipate that principal and accrued interest on the debentures will be paid from our working capital, or from the proceeds of a refinancing of the debentures. However, no assurance can be given that we will have sufficient funds available to redeem the debentures at maturity. The debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to redeem the debentures at their maturity, your ability to recover the principal amount of the debentures and any outstanding interest may be limited by the terms and amount of our senior indebtedness and pari passu indebtedness.

     Our assets are heavily concentrated in mortgages on properties located in New York City, accordingly our business and operations are more vulnerable to downturns in the economy of a concentrated geographic area


     Twenty three of the thirty four mortage loans in our portfolio are secured by properties, located in the City of New York. These Loans represent approximately 88% of the principal balance of our portfolio. Many of these properties are subject to rent control and rent stabilization laws imposed in the City of New York, which limit the ability of the property owners to increase rents. We anticipate that a substantial portion of the real property interests that we may acquire with the net proceeds of this offering are also likely to be located in the New York metropolitan area. Any resulting lack of diversity in the number, type or location of our investments could have a material adverse effect on our business, financial condition or results of operations. See "History and Business" and "Management's Discussion and Analysis--Results of Operations."

         Our business will suffer if we do not continually identify and invest in mortgages and real properties

     Our success, in large part, depends on our ability to keep our assets continuously invested in mortgages. We may be unable to keep the optimum percentage of our assets so invested because of a lack of available mortgages that meet our investment criteria. Consequently, we may experience lower rates of return from investment of our assets, which could have a material adverse effect on our business, financial condition or results of operations.

     Fluctuations in interest rates and credit terms could adversely affect our ability to collect on mortgage loans having balloon payment features

     Twenty two of the mortage loans in our portfolio, representing approximately 76% of the principal balance of our portfoio, have balloon payments due at the time of their maturity. We may acquire additional mortgage loans that have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and supply of available mortgage funds at the time these mortgage loans mature may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. In the event borrowers are unable to refinance these mortgage loans, or in the event borrowers are otherwise unable to make their balloon payments when they become due, such borrowers may default on their mortgage loans, which will have a material adverse effect on our business, financial condition and results of operations.

         Competition may affect our ability to generate desired returns on our investments

     We experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to ours. An increase in the general availability of investment funds may increase competition in the making of investments in mortgages and real property. Many of our current and potential competitors have longer operating histories and significantly greater financial and marketing resources. These competitors may be able to offer more favorable credit terms to mortgagors simply because of their resources. Such competition may require that we alter our credit terms, including reduced origination fees, lower interest rates or less restrictive covenants, which may result in a reduction in our expected return on investments and increased exposure to defaults, which could have a material adverse effect on our business, financial condition or results of operations.

         Holders of our debentures will have no say over our management and affairs

     All decisions with respect to our management will be made exclusively by our officers and directors. Holders of our debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our officers and directors and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Accordingly, no person should purchase debentures unless he or she is willing to entrust all aspects of our management to our officers and directors.

         Investments in mortgages and ownership of real property are susceptible to factors outside our control

     All mortgage loans are subject to some degree of risk, including the risk of default by a borrower on the mortgage loan. In addition, an owner of a mortgage may have to foreclose on the mortgage to protect its investment and may thereafter operate the mortaged property, in which case it is exposed to the risks inherent in the ownership of real estate. A borrower's ability to make payments due under a mortgage loan, and the amount we, as mortgagee, may realize after a default, is dependent upon the risks associated with real estate investments generally, including:

                  * general or local economic conditions, * neighborhood values,
                  * interest rates, * real estate tax rates, * operating
                    expenses of the mortgaged properties, * supply of and demand for rental units, * supply of and demand for properties,
                  * ability to obtain and  maintain  adequate  occupancy  of the properties,
                  * zoning laws,
                  * governmental rules,  regulations and fiscal policies, and
                  * acts of God

     We have little or no control over these risks. As we expand our mortgage portfolio, we may experience in the future some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.

     Certain expenditures associated with real estate equity investments, principally real estate taxes and maintenance costs, are not necessarily decreased by events adversely affecting our income from such investments. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The above factors could adversely effect our ability to generate revenues, resulting in reduced levels of profitability.

         If we are required to foreclose on mortgages, our return on investment may be less than we expected

     In the event we are required to foreclose on a mortgage or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us.

         Our  business  is  affected  by   prevailing  interest  rates  and  the
availability of funds

     The real estate industry in general and the kinds of investments which we make in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property underlying any mortgages that may be acquired with the proceeds of this offering and the properties underlying our present mortgage loans will also be affected by prevailing economic conditions and the same factors associated with the ownership of real property, which may effect the ability to collect rent and the borrower's ability to repay, respectively. We cannot predict what effect, if any, prevailing economic conditions will have on our ability to make mortgage loans or on the operations of the property subject to our investments.

         Prepayments  of  mortgage  loans  could  reduce  expected   returns  on
investment

     Although many of our mortgage loans include penalties for prepayment, fluctuating interest rates may provide an incentive for borrowers to prepay their loans. If we are unable to reinvest the proceeds of such prepayments at the same or higher interest rates, our business, financial condition and results of operations may be adversely affected. See "General Risks of Financing on Real Estate."

         Any difficulty in accessing additional capital may prevent us from achieving our business objectives

     To the extent that our available working capital reserves are not sufficient to defray expenses and carrying costs which exceed our income, it will be necessary to attempt to borrow such amounts. Any required additional financing may be unavailable on terms favorable to us, or at all. If additional financing is not available when required or is not available on acceptable terms, we may be forced to liquidate certain investments on terms which may not be favorable to us. We may also be unable to take advantage of investment opportunities or respond to competitive pressures.

         Compliance with environmental laws can be costly

     Federal and state statutes impose liability on property owners and operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. In addition, these statutes allow the government to place liens for environmental liability against the affected properties, which liens are senior in priority to other liens, including mortgages against the properties. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require expenditures by us which may be material. We intend to monitor such laws and take commercially reasonable steps to protect ourselves from the impact of such laws; however, there can be no assurance that we will be fully protected from the impact of such laws.

                                 USE OF PROCEEDS

     The net proceeds of the Offering, after payment of underwriting fees and commissions, are estimated at $6,803,750 if the maximum amount ($7,250,000) of the Debentures are sold, and are estimated at $4,645,000 if the minimum amount ($5,000,000) of the Debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of Debentures, and only used for the purposes set forth herein. After payment of other expenses of the Offering estimated at $110,000, such net proceeds will become part of the working capital of the Company and will be used to purchase mortgages or interests in real estate in accordance with the mortgage and real estate investment policies of the Company. The following table sets forth the sources and amounts of funds which will be available to the Company upon completion of the Offering and the approximate use of said funds.

                                         Minimum                                   Maximum
                                    Offering Amount                             Offering Amount
                                       ($5,000,000)      Percent                  ($7,250,000)      Percent
                                    ------------------   -------                ---------------     -------

SOURCES:

Sale of Debentures                    $5,000,000           100%                    $7,250,000         100%
  Total Sources Available             $5,000,000           100%                    $7,250,000         100%
                                      ==========           ====                    ==========         ====

PROCEEDS:

Underwriting fees and
   commissions                           335,000                                      446,250
Offering expenses                        110,000                                      110,000
Working Capital                       $4,535,000                                   $6,693,750
                                      ----------                                   ----------
         Net Proceeds                 $5,000,000           100%                    $7,250,000         100%
                                      ==========           ====                    ==========         ====

     Pending investment of the net proceeds as specified above, the Company plans to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for reinvestment.

     We do not have any present agreements or commitments to acquire any mortages or interests in real estate with the proceeds from this offering. It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately 6 months after the completion of the Offering. Selected investments will meet the criteria and characteristics embodied in the Company's present investment policies. See "History of Business - Real Estate Investment Policies and Mortgage Investment Policy". It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of the total assets of the Company. In no event, will more than ten percent (10%) of the proceeds be used to acquire interests in unimproved and/or non-income-producing property.

     In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of the working capital of the Company and will be available for reinvestment. Any fees or commissions paid, directly or indirectly, to the Company or its affiliates in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See "Transactions with Management."


                               MARKET INFORMATION


     We are a wholly-owned subsidiary of Intervest Bancshares Corporation, so that there is no established trading market for our common stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 2000, as adjusted for debentures that matured on January 1, 2001, and as adjusted to give effect to the sale of the Debentures offered hereby:

                                                                                     As adjusted for the
                                                       Adjusted for                  Sale of the Debentures
                                                         debentures                  ----------------------
                                                           maturing                  Minimum          Maximum
                        At December 31, 2000           January 1, 2001               Offering         Offering
                        --------------------           ---------------               --------         --------

Long Term Debt:

  Debenture Interest Payable
    at Maturity                            $7,197,000            $(248,000)          $6,949,000       $6,949,000
  Outstanding Debentures                   57,150,000          ($1,400,000)          55,750,000       55,750,000
  Debentures Offered                                                                  5,000,000        7,250,000
                                           ----------           ----------           ----------       ----------
                                           64,347,000          ($1,648,000)          67,699,000       69,949,000


Stockholders' Equity:
  Common Stock, No Par Value,
    200 shares authorized,
    100 shares issued and
    outstanding                             2,100,000                                 2,100,000        2,100,000
  Additional Paid-in Capital                3,509,000                                 3,509,000        3,509,000
  Retained Earnings                         3,660,000                                 3,660,000        3,660,000
                                            ---------                                 ---------        ---------
  Total Stockholder's Equity                9,269,000                                 9,269,000        9,269,000
                                            ---------                                 ---------        ---------
      Total Capitalization                $73,616,000                               $76,968,000      $79,218,000
                                           ==========                                ==========      ===========


------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     Intervest Corporation of New York and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation (hereafter referred to as the "Company" on a consolidated basis), is engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage, junior mortgage and wraparound mortgage loans.

     On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of the Company in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, the Company became a wholly owned subsidiary of the Parent Company, which is a bank holding company. Former shareholders of the Company are officers and directors of both the Company and the Parent Company. The Parent Company also owns Intervest National Bank, a national bank located in New York, New York and Intervest Bank, a Florida state-chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida.

     The Company's results of operations are affected by general economic trends in real estate markets, as well as by trends in the general economy and the movement of interest rates. Since the properties underlying the Company's mortgages are concentrated in the New York City area, the economic conditions in that area can also have an impact on the Company's operations. The rental housing market in New York City remains stable and the Company expects that such properties will continue to appreciate in value with little or no reduction in occupancy rates.

     The Company has historically invested primarily in short-term real estate mortgage loans secured by income producing real property that mature in approximately five years. The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. The Company generally relies upon management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor. The Company does not finance new construction. While the Company has not to date made acquisitions of real property, it may also, from time to time, acquire interests in real property, including fee interests.

     The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties. Of the thirty four mortages in our portfolio, twenty seven, representing approximately 98% of the principal balance of our portfolio, are mortages on multi-family residential properties. Most of these mortages are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties.

     The prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of the Company's mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. Of the thirty four mortages in our portfolio: nine allow pre-payment without penalty; three prohibit pre-payment; three permit pre-payment only after the passage of a specific period; and nineteen permit pre-payment after payment of penalties ranging from .5% up to 5% of the principal balance.

Comparison of Financial Condition at December 31, 2000 and December 31, 1999

Total assets at December 31, 2000 declined to $74,860,000, from $98,740,000 at December 31, 1999. The majority of the decrease was due to the retirement of $24,000,000 in debentures. The retirement of the debentures was funded by cash and cash equivalents.

     Mortgage loans receivable, net of unearned income, amounted to $51,992,000 at December 31, 2000, compared to $63,290,000 at December 31, 1999. At December 31, 2000 and 1999, the Company did not have any loans on a nonaccrual status. The Company's policy is to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when in the opinion of the Company's management, principal or interest is not likely to be paid in accordance with the terms of the loan.

     Management's periodic evaluation of the need for or adequacy of the allowance for loan loss reserves is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. An allowance for loan loss reserves was not maintained at any time during 2000 and 1999. During that period, the Company did not have any loan losses. Although management believes it uses the best information available to make determinations with respect to the need for an allowance, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed. An allowance for loan loss reserves would be established through a provision charged to operations.

     Deferred debenture offering costs, net of accumulated amortization, declined to $2,397,000 at December 31, 2000, from $3,242,000 at December 31, 1999. The decline was due to normal amortization as well as the accelerated amortization of $382,000 of costs in connection with the early retirement of $17,000,000 of debentures in 2000.

     Total liabilities at December 31, 2000 declined to $65,591,000, from $86,600,000 at December 31, 1999. The decline reflected the retirement of debentures. Subordinated debentures outstanding at December 31, 2000 declined to $57,150,000, from $77,400,000 at December 31, 1999.

     Stockholder's equity declined to $9,269,000 at December 31, 2000, from $12,140,000 at December 31, 1999. The decrease was due to the payment of a $3,000,000 cash dividend to the Parent Company, partially offset by net income for 2000 of $129,000.

Comparison  of Results of  Operations  for the Year Ended  December 31, 2000 and
1999

     The Company had net income of $129,000 in 2000, compared to net income of $572,000 in 1999. The decline in earnings was primarily due to an extraordinary charge, net of taxes, of $206,000, in connection with the early retirement of debentures, as well as a lower level of interest income from mortgage loans. These items were partially offset by a decline in interest expense on debentures.

     Total interest income was $8,519,000 in 2000, compared to $10,552,000 in 1999. The decrease of $2,033,000 was due to declines in the average balance of mortgage loans (due to principal repayments exceeding new originations) and short-term investments outstanding. These declines were partially offset by interest rate increases on floating-rate mortgage loans and higher yields earned on short-term investments.

     Total noninterest income was $755,000 in 2000, compared to $667,000 in 1999. The increase of $88,000 was due to an increase in service fee income received from Intervest National Bank.

     Interest expense on debentures was $6,922,000 in 2000, compared $8,150,000 in 1999. The decrease of $1,228,000 was due to a decline in the average balance of debentures outstanding (resulting from retirements exceeding new issues), offset in part by interest rate increases on various floating-rate debentures tied to the Chase Manhattan Bank prime rate. This rate increased six times from June 30, 1999 to June 30, 2000 for a total of 175 basis points.

     Amortization of deferred debenture offering costs was $714,000 in 2000, compared to $899,000 in 1999. The decrease reflected the retirement of various debentures.

     General  and  administrative   expenses  aggregated   $1,015,000  in  2000,
relatively unchanged from $1,118,000 in 1999.

     The provision for income taxes amounted to $288,000 and $480,000 for 2000 and 1999, respectively. The provision represented 46% of pretax income for each period.

     The extraordinary charge of $206,000 represents $382,000 of unamortized deferred debenture offering costs that was charged to expense in the second quarter of 2000 in connection with the earlier retirement of debentures, less a related tax benefit of $176,000.

Comparison  of Results of  Operations  for the Year Ended  December 31, 1999 and
1998

     The Company recorded net income of $572,000 in 1999, compared to $947,000 in 1998. The decline in earnings was primarily due to a lower level of interest income from mortgage loans and an increase in general and administrative expenses. These items were partially offset by a decline in interest expense on debentures and a lower provision for income taxes.

     Total interest income was $10,552,000 in 1999, compared to $11,743,000 in 1998. The decrease of $1,191,000 was due to a decline in the average balance of mortgage loans outstanding (due to principal repayments exceeding new originations), partially offset by an increase in the average balance of short-term investments. These factors were partially offset by interest rate increases on floating-rate mortgage loans and higher yields earned on short-term investments.

     Total noninterest income was $667,000 in 1999, compared to $350,000 in 1998. The increase of $317,000 was due to $223,000 in fee income received from Intervest National Bank and a $78,000 increase in income from the early repayment of mortgages. In June 1999, the Company entered into a service agreement with Intervest National Bank (a wholly owned subsidiary of the Parent Company) with respect to providing mortgage loan origination and servicing services to Intervest National Bank.

     Interest expense on debentures was $8,150,000 in 1999, compared $8,510,000 in 1998. The decrease of $360,000 was due to a decline in the average balance of debentures outstanding (resulting from retirements exceeding new issues) and lower rates paid on new debentures issued since November 1998. These items were partially offset by interest rate increases on floating-rate debentures that are tied to the Chase Manhattan Bank prime rate. This rate increased three times in 1999 for a total of 75 basis points.

     Amortization of deferred debenture offering costs was $899,000 in 1999, compared to $891,000 in 1998.


     General and administrative expenses aggregated $1,118,000 in 1999, compared to $944,000 in 1998. The increase of $174,000 resulted mainly from an increase in payroll expense, offset in part by the elimination of management fees previously paid to an affiliate of the Company.

     The provision for income taxes amounted to $480,000 and $801,000 for 1999 and 1998, respectively. The provision represented 46% of pretax income for each period.

Liquidity and Capital Resources

     The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, lending commitments and the repayment of debentures. The Company's principal sources of funds have consisted of borrowings (through the issuance of its subordinated debentures), mortgage repayments and cash flow generated from ongoing operations. For information about the cash flows from the Company's operating, investing and financing activities, see the consolidated statements of cash flows in this report.

On a short-term basis, the Company must maintain adequate levels of cash to meet its obligations, which are primarily interest and scheduled principal payments on its debentures, funding of mortgages and its operating expenses. The Company monitors its cash position on a daily basis to assure the availability of adequate funds for these purposes. On a long-term basis, the Company must evaluate the scheduled maturities of its obligations, consisting primarily of debentures, as well as the scheduled maturities of its assets, primarily mortgage loans. While prepayments of mortgage loans can be a factor in evaluating the Company's long-term liquidity, many of the mortgages in the Company's portfolio place limits on prepayment.

     In the first half of 2000, the Company repaid $24,000,000 in principal amount of debentures, plus accrued interest of $3,970,000 to debenture holders. The Company maintained adequate funds to retire these debentures. In November of 2000, the Company completed the sale of debentures in the aggregate principal amount of $3,750,000, which resulted in net proceeds of $3,500,000 after underwriter's commissions and other issuance costs.

     During the first quarter of 2000, the Company paid a dividend of $3 million to the Parent Company, which was the first dividend ever paid by it. The payment by the Company of dividends is subject to restrictions. Pursuant to the terms of the indentures under which the Company has issued its subordinated debentures, the Company can not declare or pay a dividend unless at the time it is in compliance with those indentures.

At December 31, 2000, the Company's total commitment to lend aggregated approximately $3,410,000. The Company considers its current liquidity and sources of funds sufficient to satisfy its outstanding lending commitments and its maturing liabilities.

Impact of Inflation and Changing Prices

     The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of the Company than do the effects of changes in the general rate of inflation and changes in prices. Additionally, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

     In a rising rate environment, it is possible that the Company would have to devote a higher percentage of the interest payments it receives from its fixed-rate mortgages to meet the interest payments due on variable-rate Debentures. However, it should be noted that the interest rate on variable-rate Debentures is limited to a maximum of 12%. At December 31, 2000, the Company had outstanding debentures in an aggregate principal amount of approximately $33.5 million with interest at the prime rate plus 2%, as well as outstanding debentures in an aggregate principal amount of approximately $8.0 million with interest at the prime rate plus 1%. The maximum interest rate is 12% on these debentures, so that the incremental interest expense of the Company on that principal amount would have been approximately $287,000 per annum had interest rates risen to levels where the maximum interest rate would apply. In addition, there would be additional expense associated with the continuing accrual of interest. It should be noted that approximately 66% of the principal balance of the mortgages in the Company's portfolio are floating rate mortgages keyed to the prime rate, so that the impact of rising interest payment obligations would be partially offset by additional interest income.

Quantitative and Qualitative Disclosures about Market Risk

The Company's primary market risk is the risk of loss from adverse changes in interest rates. These risks arise from interest rate risk inherent in the Company's mortgage lending and borrowing activities. The Company has no risk related to trading accounts, commodities or foreign exchange, since it does not engage in these activities. The measurement of risk associated with financial instruments is meaningful only when all related and offsetting transactions are aggregated, and the resulting net positions identified. Management of the Company actively monitors the Company's interest rate exposure so as to limit the adverse impact of changes in interest rates on the Company's results.

If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates would be minimal. So as to mitigate interest rate sensitivity, the Company presently emphasizes mortgages with relatively short terms and with interest rates that move with the prime rate and are subject to minimum interest rates. Because most of the mortgages in the Company's portfoliio are at interest rates keyed to the prime rate and most of the debentures are at floating rates keyed to the prime rate, a significant portion of the Company's assets and liabilities move concurrently with the movement in the prime rate. While declines in interest rates generally gives rise to an increase in prepayments of loans, most of the loans in the Company's portfolio place restrictions on the ability of a borrower to prepay.

Note 3 to the Financial Statements at page F-8 sets out the scheduled contractual principal repayments of the Company's loan portfolio at December 31, 2000 and note 6 to the financial statements at page F-10 sets out the scheduled contractual maturities of the Company's debentures. The relatively short terms for many of its mortgage loans contributes to the Company's ability to manage its liquidity position so as to accommodate the repayment of its obligations at their scheduled maturities.

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.


                                                                  At or For The Year Ended December 31,
                                                                  -------------------------------------
($ in thousands)                                      2000           1999           1998            1997         1996
                                                  ----------------------------------------------------------------------
Financial Condition Data:
Total Assets                                          $74,860        $98,740        $99,605         $95,262      $91,890
Cash and short-term investments                        19,476         30,754         27,452          15,622       16,937
Loans receivable, net                                  51,992         63,290         67,251          74,007       69,366
Subordinated debentures and related
   interest payable (1)                                64,347         84,600         85,791          82,966       79,006
Stockholder's equity                                    9,269         12,140         11,568          10,522       10,075

Operations Data:
Interest income                                        $8,519        $10,552        $11,743         $10,485      $ 9,843
Gain on early repayment of mortgages receivable           340            369            291             215          282
Other income                                              415            298             59              31           26
                                                      -------        -------        -------         -------       ------
Total revenues                                          9,274         11,219         12,093          10,731       10,151
                                                       ------        -------        -------         -------       ------
Interest expense                                        6,922          8,150          8,150           8,181        7,053
Amortization of deferred debenture offering costs         714            899            891             958          869
General and administrative expenses                     1,015          1,118            944             733          948
                                                      -------        -------        -------         -------       ------
Total expenses                                          8,651         10,167         10,345           9,912        8,870
                                                      -------        -------        -------         -------       ------
Earnings before income taxes and
   extraordinary item                                     623          1,052          1,748             819        1,281
Provision for income taxes                                288            480            801             373          584
                                                      -------        -------        -------         -------       ------
Income before extraordinary item                          335            572            947             446          697
Extraordinary item, net of taxes (2)                     (206)          ---            ---             ---          ---
                                                      -------        -------        -------         -------       ------
Net income                                            $   129        $   572        $   947         $   466      $   697
                                                      -------        -------        -------         -------       ------
Ratios and Other Data
Ratio of earnings to fixed charges(3)                     1.1            1.1            1.2             1.1          1.2
Dividends paid                                        $ 3,000        $  ---         $  ---          $  ---       $  ---

--------------------

(1)     Includes current portions of obligations.
(2) Represents a charge, net of taxes, in connection with the early retirement of debentures.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

                              HISTORY AND BUSINESS

The Company

     Intervest Corporation of New York (the "Company") was incorporated under the laws of the State of New York in April, 1987. In March of 2000, Intervest Bancshares Corporation acquired all of the outstanding shares of the Company. Former shareholders of the Company are officers and directors of both Intervest Bancshares Corporation and the Company. The principal offices of the Company are located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800. The Company presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate or to acquire and retain interests in real property. The Company may in the future engage in any aspect of the real estate and mortgage finance business.

     The Company also has two wholly-owned subsidiaries. See "History and Business-Subsidiaries."


Property to be Acquired from Net Proceeds of Offering

         The Company plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See "Use of Proceeds."

Present Business

     The Company is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. A substantial portion of the loans made by the Company are loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. The Company does not finance new construction.

     The Company owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at December 31, 2000 due on such mortgages was approximately $52.0 million, after adjusting for unearned income of $808,000. For financial statement reporting purposes, all mortgages contributed or sold to the Company by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loan which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination. Certain of the Company's real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of December 31, 2000, approximately 34% of the Company's mortgage portfolio was comprised of fixed rate mortgages.

     At December 31, 2000, approximately 80% of the outstanding principal amount of the Company's loans (net of discounts) were secured by properties located in the greater New York metropolitan area. The balance of the Company's loans are secured by properties located in Connecticut, the District of Columbia, Florida, Georgia, Maryland, New Jersey, Upstate New York, North Carolina, Pennsylvania and Virginia.

     At December 31, 2000, the Company's portfolio consisting of 34 real estate mortgage loans. Of the principal amount of real estate loans outstanding at that date, 81% represented first mortgage loans and 19% represented junior mortgage loans. Of the junior mortgage loans, which aggregated approximately $10,000,000 in outstanding principal amount at December 31, 2000, the prior liens on the property underlying those mortgages at an outstanding principal balance of approximately $16.9 million.

     Table 1 below presents, as of December 31, 2000, certain information regarding each of the Company's mortgages. All of the mortages in the table that have matured have been paid in full.

                                                                                                          Table 1

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                          TABLE OF MORTGAGES RECEIVABLE
                                DECEMBER 31, 2000
                                ($ in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                 Outstanding               Loan          Maturity             Stated
             Address of Property                  Principal      State     Type(1)         Date          Interest Rate(2)
             -------------------                  ---------      -----     -------         ----          ----------------




903-05-11 Asylum Avenue, Hartford                   $   186       CT          M         12/18/00             13.50%
2860 Chandler Rd/6623 Tara Blvd,Decatur                 426       GA          C         04/01/13              8.50%
Rt 234 and Coverstone Drive, Manassas                   107       VA          C         12/01/05              6.50%
1701 West Blvd, Charlotte                             2,068       NC          M         02/01/01             11.50%
21010 North West 7th Avenue, Miami                    1,939       FL          M         07/01/01             10.50%
21010 North West 7th Avenue, Miami                    3,097       FL          M         07/01/01             10.50%
12750 NW 27th Ave, Opa Locka                          2,785       FL          M         02/15/01             11.50%
104 Main Street, New City                               170       NY          C         12/08/10              6.20%
850 Ridge Road East, Irondequoit                        223       NY          C         12/01/12              7.20%
2855 Claflin Avenue, Bronx                              588       NY          M         07/01/06             10.00%
Grand Concourse/Mosholu Parkwy, Bronx                 1,983       NY          M         11/01/12             11.00%
2979 Marion Avenue, Bronx                               871       NY          M         08/01/02             12.75%
1548 Central Park Avenue, Yonkers                     1,907       NY          C         01/01/01             12.50%
30-32 West 9th Street, New York                       1,764       NY          M         02/01/02             11.50%
113 Jane Street, New York                             3,170       NY          C         02/01/04              9.00%
3165 Decatur Avenue, Bronx                            1,288       NY          M         01/01/10             13.75%
2816 Heath Avenue, Bronx                              1,029       NY          M         01/01/11             12.75%
682 9th Ave/361 West 47th St, New York                  628       NY          M         05/29/03             11.00%
115-117 West 197th Street, Bronx                        665       NY          M         06/01/13             13.00%
2980 Valentine Avenue, Bronx                          1,710       NY          M         11/01/11             12.75%
3150 Rochambeau Avenue, Bronx                         3,442       NY          M         11/01/13             13.50%
336-348 East 18th Street, New York                    1,934       NY          M         05/27/01              8.00%
Dutchess Shopping Plaza, Wappinger falls                245       NY          C         02/01/04              8.63%
238 Madison Avenue, New York                            684       NY          M         10/01/02              7.63%
22 West 22nd Street, New York                         6,261       NY          M         10/01/02              8.63%
52 Barrow Street, New York                              925       NY          M         03/30/02              8.00%
321-325 West 42nd Street, New York                    1,400       NY          M         11/01/04              7.50%
265-266-275 Rochester Avenue, Brooklyn                2,669       NY          M         10/01/01             10.50%
164-166 West 75th Street, New York                    2,798       NY          M         10/01/05             11.50%
73-75 East 3rd Street, New York                         139       NY          M         01/14/02             11.50%
22 West 22nd Street, New York                           149       NY          M         10/01/02              8.63%
3671 Broadway, New York                                 225       NY          M         11/01/01              8.88%
3800 Broadway, New York                                  75       NY          M         11/01/01              8.88%
459 Washington Street, New York                       5,250       NY          M         09/01/01             11.50%
                                                      -----

                    TOTAL                           $52,800
                                                    =======

------------------------------------------------------------------------------------------------------------------------------------

(1)  C= Commercial; M= Multi-family
(2)  The interest rates are the rates in effect at December 31, 2000.

Future Business Operations

     The Company plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of the Company or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

     The Company does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and the Company may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

     The Company's mortgage loans may include: (i) first mortgage loans; (ii) junior mortgage loans; and (iii) wraparound mortgage loans.

     The Company's mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, the Company will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. The Company's mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

     The Company makes both long-term and short-term mortgage loans. The Company anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

     With respect to the acquisition of equity interests in real estate, the Company may acquire and retain title to properties either directly or through a subsidiary or other affiliates.

     While no such transactions are presently pending, the Company would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities. The proceeds from this offering, however, will not be applied to any such acquisitions.

Real Estate Investment Policies

     While the Company has not to date made acquisitions of real property or managed income- producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

     Real property that may be acquired will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policies regarding the percentage of the Company's assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. No vote of any securities holders of the Company is necessary for any investment in real estate.

     The Company anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

     While the Company would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

Mortgage Investment Policy

     The Company's current investment policy related to mortgages emphasizes investments in short- term real estate mortgages secured by income producing real property, located primarily in the greater New York metropolitan area.

     The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the cost associated with such services are generally paid by the mortgagor.

     Future investments in mortgages will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policy regarding the percentage of the Company's assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by the Company are liens. However, it is the present intention of the management of the Company to maintain the diversification of the portfolio of mortgages owned by the Company. No vote of any security holders of the Company is necessary for any investment in a mortgage.

     The Company anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. The Company anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing
Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. The Company requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. The Company also acquires or originates mortgages which are liens on other types of properties, including land and commercial and office properties, and may resell mortgages.

Temporary Investments by Affiliates on Behalf of the Company

     An affiliate of the Company may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment by the Company, provided that any such investment is acquired by the Company at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

Certain Characteristics of the Company's Mortgage Investments

     Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by the Company provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), the Company could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from the Company's mortgage investments are insufficient to provide funds equal to the payments due under the Company's debt obligations, including the Debentures, then the Company would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to the Company.

     With respect to any wraparound mortgages which may be originated by the Company in the future, such wraparound mortgages are generally negotiated and structured on an individual, case by case basis, and may be structured to include any or all of the following provisions:

                  (i) The Company may lend money to a real property owner who would be obligated to repay the senior underlying mortgage debt as well as the new wraparound indebtedness owed to the Company.

                  (ii) The Company may legally assume the obligation to make the payments due on the senior underlying mortgage debt.

                  (iii) The real property owner-debtor may agree to make payments to the Company in satisfaction of both the senior underlying mortgage debt and the new wraparound indebtedness owed to the Company.

                  (iv) The Company may receive a mortgage on the real property to secure repayment of the total amount of indebtedness (wraparound indebtedness and the senior underlying mortgage indebtedness).

     The mortgages owned by the Company that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of the Company, each property on which a mortgage owned by the Company is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, the Company would recover its entire investment. However, there can be no assurance that the current value of the underlying property will be maintained.

Loan Loss Experience

     For financial reporting purposes, the Company considers a loan as delinquent or non-performing when it is contractually past due 90 days or more as to principal or interest payments. The Company evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. Since the Company has experienced only a single default in its history (in which no loss was sustained), no allowance for loan losses is presently maintained. At December 31, 2000 and 1999, the Company did not have any nonperforming assets or impaired loans.

Tax Accounting Treatment of Payments Received on Mortgages

     The Company derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it. The tax accounting treatment of such debt service payments, as income or return of capital, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by the Company is treated as income and the repayment of principal is generally considered a return of capital. In the case of mortgages which include amortization of principal in the debt service payment received by the Company, the amount representing amortization of principal is generally treated as a return of capital for tax accounting purposes.

Financial Accounting Treatment of Payments Received on Mortgages

     For financial reporting purposes, the Company's basis in mortgages originated in connection with real estate sale transactions is less than the face amount outstanding. This difference is attributable to discounts recorded by the Company to reflect a market rate of interest at the date the loans were originated. These discounts will be amortized over the lives of the mortgages.

Effect of Government Regulation

     Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

     Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

     Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by the Company, the security for such mortgage could be impaired.


Policies With Respect to Certain Activities

     We have not, during the past three years, nor do we presently propose to engage in any of the following activities: the issuance of senior securities; investment in the securities of other entities for the purpose of exercising control; underwriting the securities of other issuers; engaging in the purchase and sale of investments; offering securities in exchange for property; or repurchasing or otherwise reacquiring our shares.

     We have in the past and intend to continue in the future to rely upon borrowings, through the issuance of our subordinated debentures, as a principal source of funds for our continuing operations. In addition, we have in the past and will continue in the future to provide our security holders with annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants.


Indemnification

     Pursuant to the bylaws of the Company, the Company is obligated to indemnify officers and directors of the Company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which the Company is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Employees

         At December 31, 2000, the Company employed 12 full-time employees. None of the employees is covered by a collective bargaining agreement and the Company believes its employee relations are good.

Litigation

     The Company is not engaged in any litigation, nor does it presently know of any threatened or pending litigation in which it is contemplated that the Company will be made a party.

Subsidiaries

     The Company has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for the Company and its affiliates. Intervest Realty Servicing Corporation is presently engaged in certain mortgage servicing activities.

                                   MANAGEMENT

Directors and Executive Officers

     The current directors and executive officers of the Company are as follows:

     Lawrence G. Bergman, age 56, serves as a Director, and as Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, the Company's parent corporation, Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank, and a director of Intervest National Bank, both of which banks are wholly- owned subsidiaries of Intervest Bancshares Corporation.

     Michael A. Callen, age 60, serves as a Director of the Company, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North
America, Europe and Japan. Mr. Callen is a Director of Intervest Bancshares Corporation and Intervest National Bank, and also serves as a Director of AMBAC, Inc.

     Jerome Dansker, age 82, serves as a Director and as Executive Vice President of the Company, and has served in such capacity since November, 1993. Mr. Dansker became Chairman of the Board of Directors in June, 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is a Director, Chairman of the Board and Executive Vice President of Intervest Bancshares Corporation and a Director and Chairman of the Board of Intervest National Bank. He is also a Director and Chairman of the Loan Committee of Intervest Bank.

     Lowell S. Dansker, age 50, serves as a Director, and as President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director, President and Treasurer of Intervest Bancshares Corporation, and Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. Mr. Dansker also serves as a Director and Chief Executive Officer of Intervest National Bank.

     Wayne F. Holly, age 44, serves as a Director of the Company and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

     Edward J. Merz, age 69, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bank Corp., and has been an officer and director of those companies for more than five years. He is also a director of Intervest Bancshares Corporation, Intervest National Bank and he is a director and treasurer of Cornell Cooperative Extension Institute.

     Lawton Swan, III, age 58, serves as a Director of the Company, and has served in such capacity since February, 2000. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a director of Intervest Bancshares Corporation, Intervest National Bank and Intervest Bank.

     Thomas E. Willett, age 53, serves as a Director of the Company and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University Law School. He is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Willett has been a partner in the law firm of Harris Beach LLP, Rochester, New York, for more than five years.

     David J. Willmott, age 62, serves as a Director of the Company, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation and Intervest National Bank.

     Wesley T. Wood, age 58, serves as a Director of the Company, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

     All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

     Mr. Bergman's wife is the sister of Lowell S. Dansker and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

     As a result of the executive officers' substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties for affiliates of the Company for more than twenty years, they have developed substantial expertise in the valuation of such properties.

Executive Compensation

     Each of the directors receives a fee of $250 for each meeting of the Board of Directors he attends.

     Effective as of July 1, 1995, the Company entered into an employment agreement with Mr. Jerome Dansker, its Executive Vice President. The agreement is for a term of ten years and provides for the payment of an annual salary in the present amount of $167,278, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which otherwise would have been paid to Mr. Dansker will continue until the greater of (i) the balance of the term of employment, and (ii) three years. Effective August 3, 1998, the Company modified the employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000.

     The following table sets forth information concerning total compensation paid during the last three years to the Company's Chairman and Executive Vice President and its President. No other executive officer of the Company received annual compensation in excess of $100,000.

                                            SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                           Annual Compensation                            Long-Term Compensation
                                  ---------------------------------------------------------------------------------
                                                                         Other Annual
Name and Principal Position         Year       Salary      Bonuses       Compensation(1)      Awards          Pay-Outs
-------------------------------------------------------------------------------------------------------------------
Jerome Dansker,
   Chairman and Executive
   Vice President                   2000       $157,810    $    ---            $1,300      $    --         $    --
                                    1999       $167,414    $  9,305            $1,550      $    --         $    --
                                    1998       $152,739    $100,000            $  ---      $    --         $    --


Lowell S. Dansker,
         Director, President
            and Treasurer           2000       $  5,460    $------          $1,325            $-----     $-----
                                    1999       $  3,570    $------          $1,325            $-----     $-----
                                    1998       $-------    $------          $-----            $-----     $-----

-------------------

(1) Represents fees paid for attendance at meetings at the Boards of Directors and Committees of the Board of the Company.


                          TRANSACTIONS WITH MANAGEMENT

     The Company has in the past and may in the future acquire mortgages from affiliated parties. Because of such affiliations, management of the Company may have a conflict of interest in establishing a fair price for the purchase of such mortgages. Nevertheless, in the opinion of management of the Company, the purchase prices for such mortgages have been and will be at least as favorable to the Company as if the respective properties were owned by unaffiliated third parties.

     In addition, affiliates of the Company may enter into other transactions with or render services for the benefit of the Company. Any future transactions between the Company and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction.

     The Company participates with Intervest Bank and Intervest National Bank, which are also a wholly-owned subsidiaries of Intervest Bancshares Corporation, in certain mortgage loans. The balances of the Company's participation in these mortgages were $2,629,000 and $7,747,000 at December 31, 2000 and 1999,
respectively. During 1999, the Company entered into a Service Agreement with Intervest National Bank with respect to providing mortgage servicing and mortgage loan origination services to Intervest National Bank. The Company received $278,000 and $224,000 from Intervest National Bank for 2000 and 1999, respectively, in connection with this agreement. The Company also has established short-term investments and non-interest bearing deposit accounts with both Intervest Bank and Intervest National Bank totaling approximately $554,000 and $6,088,000 at December 31, 2000 and December 31, 1999,
respectively. During 1999, the Company acquired furniture, fixtures and equipment from an affiliate of the Company at a total cost of $40,000.

     In connection with the acquisition of the Company by Intervest Bancshares Corporation, in March 2000, the shareholders of the Company received an aggregate of 1,250,000 shares of the Class A Common Stock of Intervest Bancshares Corporation in exchange for all of the issued and outstanding shares of capital stock of the Company.

     Mr.  Wayne F.  Holly,  who is a director  of the  Company,  also  serves as
President of Sage,  Rutty & Co.,  Inc.,  which firm will act as  Underwriter  in connection with the offering and which firm has acted as an underwriter/placement agent in connection with the Company's prior offerings of debentures. Thomas E. Willett, who is a director of the Company, is also a partner in the law firm of Harris Beach LLP, which renders legal services to the Company.

     Intervest Securities Corporation, an affiliate of the Company, acted as a placement agent or selected dealer in the Company's private placements of subordinated debentures in 1998 and 2000 and received commissions aggregating $34,000 in 2000, $35,700 in 1999 and $258,300 in 1998 in connection with those offerings.


                            DESCRIPTION OF DEBENTURES

     The Company will issue the Debentures under an Indenture to be dated as of ____________, 2001 (the "Indenture"), between the Company and The Bank of New York, 101 Barclay Street, New York, New York 10286 (the "Trustee"). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of Debenture included in the Indenture. The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement.

     The Debentures will be issued in three maturities as follows: $1,750,000 due October 1, 2004; and $2,750,000 due October 1, 2006 and $2,750,000 due
October 1, 2008. All of the Debentures will be issued in fully registered form without coupons. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000. The Debentures will be issued only if the minimum amount of $5,000,000 in principal amount of Debentures, without regard to maturity, is sold.

     At the time of purchase, the purchaser must make an irrevocable election to either be paid interest quarterly or to have interest accrue each quarter. If the election is to be paid interest, then interest on the debentures will be paid on the first day of each calendar quarter and if the election is to have interest accrue, then interest will accrue each calendar quarter.

     Interest on the Debentures will be paid or will accrue each calendar quarter at the following annual interest rates: 7 1/2% for Debentures maturing October 1, 2004, 8% for Debentures maturing October 1, 2006 and 8 1/2% for Debentures maturing October 1, 2008. In addition, if the election was to have interest accrue, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest will be payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise. For those investors who have elected to have interest accrue and be paid at maturity, Table 2 below sets forth information concerning the accrual of interest for Debentures of each maturity, assuming a closing on July 1, 2001.

                        Intervest Corporation of New York
                      Series __/__/01 Subordinated Debentures


------------------------------------------------------------------------------------------------------------------------------------
 Interest accrues from date of closing (assumed to be July 1, 2001), is compounded quarterly at the
 respective interest rate and paid at maturity together with the principal amount of the debenture.                          Table 2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                $10,000 Debenture                                                                $10,000 Debenture
------------------------------------------------------------------------------------------------------------------------------------

Series Due October 1, 2004                                                      Series Due October 1, 2006
Interest Rate           7.50%                                                   Interest Rate         8.00%
-------------------------------------------------                               ------------------------------------------------
                                    Principal                                                                         Principal
                      Interest        Plus                                                              Interest        Plus
      Quarter            For       Cumulative                                            Quarter           For        Cumulative
       Ending          Quarter      Interest                                             Ending         Quarter       Interest
-------------------------------------------------                                -----------------------------------------------
                                 $10,000.00                                                                           $10,000.00
 1-Oct-01           $187.50       10,187.50                                             1-Oct-01         $200.00       10,200.00
 1-Jan-02            191.02       10,378.52                                             1-Jan-02          204.00       10,404.00
 1-Apr-02            194.60       10,573.12                                             1-Apr-02          208.08       10,612.08
 1-Jul-02            198.25       10,771.37                                             1-Jul-02          212.24       10,824.32
 1-Oct-02            201.96       10,973.33                                             1-Oct-02          216.49       11,040.81
 1-Jan-03            205.75       11,179.08                                             1-Jan-03          220.82       11,261.63
 1-Apr-03            209.61       11,388.69                                             1-Apr-03          225.23       11,486.86
 1-Jul-03            213.54       11,602.23                                             1-Jul-03          229.74       11,716.60
 1-Oct-03            217.54       11,819.77                                             1-Oct-03          234.33       11,950.93
 1-Jan-04            221.62       12,041.39                                             1-Jan-04          239.02       12,189.95
 1-Apr-04            225.78       12,267.17                                             1-Apr-04          243.80       12,433.75
 1-Jul-04            230.01       12,497.18                                             1-Jul-04          248.68       12,682.43
 1-Oct-04            234.32       12,731.50                                             1-Oct-04          253.65       12,936.08
 -------------------------------------------------                                      1-Jan-05          258.72       13,194.80
                                                                                        1-Apr-05          263.90       13,458.70
                                                                                        1-Jul-05          269.17       13,727.87
                                                                                        1-Oct-05          274.56       14,002.43
                                                                                        1-Jan-06          280.05       14,282.48
                                                                                        1-Apr-06          285.65       14,568.13
                                                                                        1-Jul-06          291.36       14,859.49
                                                                                        1-Oct-06          297.19       15,156.68

                                                                                 -----------------------------------------------


                        Intervest Corporation of New York
                      Series / /01 Subordinated Debentures
                             -- --

------------------------------------------------------------------------------------------------------------------------------------
 Interest accrues from date of closing (assumed to be July 1, 2001), is compounded quarterly at the
 respective interest rate and paid at maturity together with the principal amount of the debenture. (continued)         Table 2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                 $10,000 Debenture                                         Total Amounts Due at Maturity
--------------------------------------------------     ----------------------------------------------------------------------

 Series Due October 1, 2008
 Interest Rate         8.50%
 -------------------------------------------------     ----------------------------------------------------------------------
                                    Principal                                     Principal Plus Accrued Interest
                                                                       ------------------------------------------------------
                      Interest         Plus                 Face         Series Due        Series Due          Series Due
      Quarter           For         Cumulative            Amount of      October 1,        October 1,          October 1,
      Ending          Quarter       Interest             Debenture         2004              2006                2008
 -------------------------------------------------     ----------------------------------------------------------------------
                                    $10,000.00           $10,000.00      $12,731.50         $15,156.68          $18,400.53
1-Oct-01               $212.50       10,212.50            20,000.00       25,463.00          30,313.36           36,801.06
1-Jan-02                217.02       10,429.52            30,000.00       38,194.50          45,470.04           55,201.59
1-Apr-02                221.63       10,651.15            40,000.00       50,926.00          60,626.72           73,602.12
1-Jul-02                226.34       10,877.49            50,000.00       63,657.50          75,783.40           92,002.65
1-Oct-02                231.15       11,108.64            60,000.00       76,389.00          90,940.08          110,403.18
1-Jan-03                236.06       11,344.70            70,000.00       89,120.50         106,096.76          128,803.71
1-Apr-03                241.07       11,585.77            80,000.00      101,852.00         121,253.44          147,204.24
1-Jul-03                246.20       11,831.97            90,000.00      114,583.50         136,410.12          165,604.77
1-Oct-03                251.43       12,083.40           100,000.00      127,315.00         151,566.80          184,005.30
1-Jan-04                256.77       12,340.17         ----------------------------------------------------------------------
1-Apr-04                262.23       12,602.40
1-Jul-04                267.80       12,870.20
1-Oct-04                273.49       13,143.69
1-Jan-05                279.30       13,422.99
1-Apr-05                285.24       13,708.23
1-Jul-05                291.30       13,999.53
1-Oct-05                297.49       14,297.02
1-Jan-06                303.81       14,600.83
1-Apr-06                310.27       14,911.10
1-Jul-06                316.86       15,227.96
1-Oct-06                323.59       15,551.55
1-Jan-07                330.47       15,882.02
1-Apr-07                337.49       16,219.51
1-Jul-07                344.66       16,564.17
1-Oct-07                351.99       16,916.16
1-Jan-08                359.47       17,275.63
1-Apr-08                367.11       17,642.74
1-Jul-08                374.91       18,017.65
1-Oct-08                382.88       18,400.53
--------------------------------------------------

The above amounts are subject to minor adjustment due to computer processing of the quarterly compounding of interest. This should not exceed $1.00 per $10,000 investment.

     Once the Company has received orders for at least $4,000,000 of Debentures, the Company may close as to those Debentures. Interest on the Debentures will accrue from the date of closing.

     The Company will pay principal and interest on the Debentures to the persons who are registered holders of the Debentures ("Debenture Holder"). Principal and interest may be paid by check. Upon maturity of the Debentures, or upon earlier redemption, Debenture Holders must surrender the Debentures to any paying agent appointed by the Company (including itself), to collect principal payments and payments of accrued interest on the Debentures. (Par. 2). The Company will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar").

     Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean any of the three maturities of Debentures (October 1, 2004, October 1, 2006 or October 1,
2008) offered hereby and issued pursuant to the Indenture.

     The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

     The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

     The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

     The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $7,250,000 (but not more than $1,750,000 of Debentures maturing October 1, 2004, $2,750,000 of Debentures maturing October 1, 2006, or $2,750,000 of Debentures maturing October 1, 2008) upon receipt of a written order of the Company, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of the Company. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Subordination

     The Debentures are general unsecured obligations of the Company limited to $7,250,000 principal amount. The Debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined in the Indenture to mean all Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which:

        o (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or
        o (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or

        o   (iii) arises  from  unsecured  borrowings  by  the  Company from any pension  plan  (as  defined  in Section  3(2) of the  Employee
                  Retirement  Income Security Act of 1974, as amended), or
        o   (iv)  arises  from  borrowings by the Company which are evidenced by commercial  paper, or
        o   (v)   other  unsecured  borrowings  by   the   Company   which   are
                  subordinate to  Indebtedness  of a type  described  in clauses
                  (i), (ii) or (iv) above if, immediately after the issuance thereof, the total capital, surplus and retained earnings of the Company exceed the aggregate of the outstanding principal amount of such indebtedness, or
        o   (vi)  is  a  guarantee  or  other liability of the Company or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec.
                  10.01).

     As of December 31, 2000, the Company had no Senior Indebtedness and the Company's capital, surplus and retained earnings was approximately $9,270,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by the Company or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of December 31, 2000, the Company had outstanding $57,150,000 aggregate principal amount of subordinated debentures which are pari passu with the Debentures.

     Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms.

     The Company will not maintain any sinking fund for the retirement of any of the Debentures.

Redemption

     The Company may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be

        o face amount plus a 1% premium if the date of redemption is prior to July 1, 2002, and
        o face amount if the date of redemption is on or after July 1, 2002.

     In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Limitation On Dividends and Other Payments

     The Indenture will provide that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

     If the  Company  at any  time  deposits  with  the  Trustee  money  or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

     Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

     Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

     Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

     Each of the  following is an "Event of Default"  under the  Indenture:

        o (a) failure by the Company to pay any principal on the Debentures when due;
        o (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date;

        o (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and
        o (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec 6.01)

     If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Among other things, a Holder may not pursue a remedy unless the holders of at least 25% in principal amount make a written request to the Trustee to pursue the remendy. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

     The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

     Interest payments received by or accrued for the account of Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received or accrued. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

     The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.


                                PLAN OF OFFERING

     The Company has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. Wayne F. Holly, who is a director of the Company, is the President of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($5,000,000) and maximum ($7,250,000) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from the Company in the event it is unable to effect the sale of part or all of the Debentures. Moreover, no Debenture may be sold unless the Issuer has received orders for at least $5,000,000 of Debentures. The minimum amount is without regard to maturity and there are no separate minimims established for any maturity. If, within 90 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $5,000,000 of Debentures, without regard to maturity, have been sold and subscriptions accepted by the Company, the Company may close the Offering to those Debentures (the "First Closing"), and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 120 days after the minimum has been sold. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.

     The Company has agreed to indemnify the Underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     The Company will pay to the Underwriter a commission equal to 3% of the purchase price of Debentures due October 1, 2004, 5% of the purchase price of Debentures due October 1, 2006 and 7% of the purchase price of Debentures due October 1, 2008, which are sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate gross amount of Debentures due October 1, 2004, and 1% of Debentures due October 1, 2006 and October 1, 2008 sold in the offering, and will pay the fee of Underwriter's counsel. Pursuant to the Selected Dealer Agreements, the Underwriter will reallow to each of the other broker/dealers referred to above the entire commission on the price of each Debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of the Company may also offer the debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers.

     Until the First Closing, subscription payments for Debentures should be made payable to "M&T Bank as Escrow Agent for Intervest Corporation of New York." After the First Closing, subscription payments for the Debentures should be made payable to the Company. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to M&T Bank where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $5,000,000 of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to the Company. If, on the Offering Termination Date, at least $5,000,000 of Debentures have not been sold and subscriptions accepted by the Company, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $5,000,000 in subscriptions for Debentures which have been accepted by the Company, the Company may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 120 days after such minimum has been sold.

                                 LEGAL OPINIONS

     The legality of the issuance of the Debentures offered herewith has been passed upon for the Company by Harris Beach LLP, 130 East Main Street, Rochester, New York 14604. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, LLP 700 Midtown Tower, Rochester, New York 14604.

                                     EXPERTS

     The financial statements of the Company as of December 31, 2000 and December 31, 1999 and for each of the years in the three year period ended December 31, 2000, have been included herein and in the Registration Statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                                 OF THE COMPANY




Independent Auditor's Report .............................................   F-1
Balance Sheets as of December 31, 2000 and 1999...........................   F-2
Statements of Operations for the Periods Ended
     December 31, 2000, 1999 and 1998.....................................   F-3
Statements of Changes in Stockholder's Equity for
  the Periods Ended December 31, 2000, 1999 and 1998......................   F-4
Statements of Cash Flows for the Periods
  Ended December 31, 2000, 1999 and 1998..................................   F-5
Notes to Financial Statements ............................................   F-6
Schedule IV - Mortgage Loans on Real Estate
  December 31, 2000.......................................................  F-14


     Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

         INDEPENDENT AUDITORS' REPORT

         Board of Directors and Stockholder
         Intervest Corporation of New York
         New York, New York:

         We have audited the accompanying consolidated balance sheets of Intervest Corporation of New York and Subsidiaries (the "Company") at December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000. Our audits also included the financial statement schedule of mortgage loans on real estate as of December 31, 2000. These financial statements and related schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and related schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles. Also in our opinion, the schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


         /s/ Richard A. Eisner & Company, LLP
         -----------------------------------
         Richard A. Eisner & Company, LLP
         New York, New York
         January 18, 2001

               Intervest Corporation of New York and Subsidiaries

                           Consolidated Balance Sheets


                                                                                                    At December 31,
                                                                                              -----------------------------
      ($ in thousands)                                                                            2000           1999
      ---------------------------------------------------------------------------------------------------------------------

      ASSETS
      Cash and due from banks                                                                     $ 1,986        $ 1,535
      Short-term investments (note 2)                                                              17,490         29,219
                                                                                              -----------------------------
          Total cash and cash equivalents                                                          19,476         30,754
      Mortgage loans receivable, net of unearned fees and discount (note 3)                        51,992         63,290
      Accrued interest receivable                                                                     544            646
      Income taxes receivable                                                                           -            320
      Fixed assets, net (note 4)                                                                       75             96
      Deferred debenture offering costs, net (note 5)                                               2,397          3,242
      Other assets                                                                                    376            392
      ---------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                $74,860        $98,740
      ---------------------------------------------------------------------------------------------------------------------

      LIABILITIES
      Mortgage escrow funds payable                                                               $   828         $1,854
      Subordinated debentures payable (note 6)                                                     57,150         77,400
      Debenture interest payable at maturity (note 6)                                               7,197          7,200
      Other liabilities                                                                               416            146
      ---------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                            65,591         86,600
      ---------------------------------------------------------------------------------------------------------------------

      Commitments and contingencies (notes 4 and11)

      STOCKHOLDER'S EQUITY
      Common stock (no par value, 100 and 31.84 shares
          issued and outstanding, respectively)                                                     2,100          2,000
      Class B common stock (no par value, 15.89 shares
          issued and outstanding at December 31, 1999)                                                  -            100
      Additional paid-in-capital                                                                    3,509          3,509
      Retained earnings (note 7)                                                                    3,660          6,531
      ---------------------------------------------------------------------------------------------------------------------
      Total stockholder's equity                                                                    9,269         12,140
      ---------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholder's equity                                                  $74,860        $98,740
      ---------------------------------------------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.


               Intervest Corporation of New York and Subsidiaries

                      Consolidated Statements of Operations


                                                                                          Year Ended December 31,
                                                                                  ---------------------------------------
         ($ in thousands)                                                              2000         1999          1998
         ----------------------------------------------------------------------------------------------------------------

         REVENUES
         Interest and fee income on mortgages                                          $7,576       $ 9,103       $11,106
         Interest income on short-term investments                                        943         1,449           637
                                                                                  ---------------------------------------
              Total interest income                                                     8,519        10,552        11,743
         Gain on early repayment of mortgages                                             340           369           291
         Other income (note 9)                                                            415           298            59
         ----------------------------------------------------------------------------------------------------------------
         Total revenues                                                                 9,274        11,219        12,093
         ----------------------------------------------------------------------------------------------------------------

         EXPENSES
         Interest on debentures                                                         6,922         8,150         8,510
         Amortization of deferred debenture offering costs                                714           899           891
         General and administrative                                                     1,015         1,118           944
         ----------------------------------------------------------------------------------------------------------------
         Total expenses                                                                 8,651        10,167        10,345
         ----------------------------------------------------------------------------------------------------------------

         Income before income taxes and extraordinary item                                623         1,052         1,748
         Provision for income taxes                                                       288           480           801
                                                                                  ---------------------------------------
         Income before extraordinary item                                                 335           572           947
         Extraordinary item, net of tax (note 6)                                         (206)            -             -
         ----------------------------------------------------------------------------------------------------------------
         Net income                                                                    $  129       $   572       $   947
         ----------------------------------------------------------------------------------------------------------------
             See accompanying notes to consolidated financial statements.


               Intervest Corporation of New York and Subsidiaries

           Consolidated Statements of Changes in Stockholder's Equity


                                                                                                 Year Ended December 31,
                                                                                       -----------------------------------------
                                                                                       -----------------------------------------
   ($ in thousands)                                                                         2000           1999          1998
   -----------------------------------------------------------------------------------------------------------------------------

   COMMON STOCK

   Balance at beginning of year                                                             $ 2,000        $ 2,000       $ 2,000
   Retirement of 31.84 shares                                                                                    -             -
                                                                                             (2,000)
   Issuance of 100 shares to Parent Company                                                   2,100              -             -
   -----------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                                     2,100          2,000         2,000
   -----------------------------------------------------------------------------------------------------------------------------

   CLASS B COMMON STOCK
   Balance at beginning of year                                                                 100            100             -
   Issuance of 15.89 shares                                                                                      -           100
   Retirement of 15.89 shares                                                                                    -             -
                                                                                               (100)
   -----------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                                         -            100           100
   -----------------------------------------------------------------------------------------------------------------------------

   ADDITIONAL PAID-IN-CAPITAL
   -----------------------------------------------------------------------------------------------------------------------------
   Balance at beginning and end of year                                                       3,509          3,509         3,509
   -----------------------------------------------------------------------------------------------------------------------------

   RETAINED EARNINGS
   Balance at beginning of year                                                               6,531          5,959         5,012
   Cash dividend declared and paid to Parent Company                                                             -             -
                                                                                             (3,000)
   Net income for the year                                                                                     572           947
                                                                                                129
   -----------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                                     3,660          6,531         5,959
   -----------------------------------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------------------------------
   Total stockholder's equity at end of year                                                $ 9,269        $12,140       $11,568
   -----------------------------------------------------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements.


               Intervest Corporation of New York and Subsidiaries

                      Consolidated Statements of Cash Flows




                                                                                             Year Ended December 31,
                                                                                     -----------------------------------------
                                                                                     -----------------------------------------
   ($ in thousands)                                                                      2000          1999          1998
   ---------------------------------------------------------------------------------------------------------------------------

   OPERATING ACTIVITIES
   Net income                                                                            $   129       $   572       $   947
   Adjustments  to  reconcile  net  income  to net cash  provided  by  operating activities:
     Depreciation                                                                             21             6             -
     Amortization of deferred debenture offering costs                                     1,096           899           891
     Amortization of premiums, fees and discounts, net                                      (451)         (292)         (598)
     Gain on early repayment of mortgage loans                                              (340)         (369)         (291)
     (Decrease) increase in mortgage escrow funds payable                                 (1,026)         (181)          418
     (Decrease) increase in debenture interest payable at maturity                            (3)        1,709           525
     Change in all other assets and liabilities, net                                       1,478          (164)          162
   ---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                                 904         2,180         2,054
   ---------------------------------------------------------------------------------------------------------------------------

   INVESTING ACTIVITIES
   Principal repayments of mortgage loans receivable                                      39,164        41,740        49,137
   Originations and purchases of mortgage loans receivable                               (27,846)      (37,120)      (41,494)
   Purchases of premises and equipment, net                                                    -          (102)            -
   ---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by investing activities                                              11,318         4,518         7,643
   ---------------------------------------------------------------------------------------------------------------------------

   FINANCING ACTIVITIES
   Proceeds from issuance of debentures, net of offering costs                             3,500         6,604         4,533
   Principal repayments of debentures                                                    (24,000)      (10,000)       (2,500)
   Dividends paid to Parent Company                                                       (3,000)            -            -
   Proceeds from issuance of stock                                                             -             -           100
   ---------------------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by financing activities                                   (23,500)       (3,396)        2,133
   ---------------------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash and cash equivalents                                  (11,278)        3,302        11,830
   Cash and cash equivalents at beginning of year                                         30,754        27,452        15,622
   ---------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                              $19,476       $30,754       $27,452
   ---------------------------------------------------------------------------------------------------------------------------

   SUPPLEMENTAL DISCLOSURES Cash paid (received) during the year for:
      Interest                                                                           $ 6,925       $ 6,442       $ 7,985
      Income taxes                                                                          (340)          780           657
   ---------------------------------------------------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
1.       Description of Business and Summary of Significant Accounting Policies

         Description of Business

         Intervest Corporation of New York and Subsidiaries (the "Company") is engaged in the real estate business, including the origination and purchase of real estate mortgage loans on income producing properties. On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of the Company in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, the Company became a wholly owned subsidiary of the Parent Company, which is a bank holding company. Former shareholders of the Company are officers and directors of both the Company and the Parent Company.

         Principles  of  Consolidation,   Basis  of  Presentation  and   Use  of
         Estimates

         The consolidated financial statements include the accounts of Intervest Corporation of New York and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss reserves.

         Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include short-term investments that have maturities of three months or less when purchased.

         Mortgage Loans Receivable

         Loans are stated at their outstanding principal balances, net of any deferred fees or costs on originated loans and unamortized discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts are amortized to income over the life of the
         related   receivables  using  the  constant   interest  method.   Loan
         origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loans.

         Allowance for Loan Losses

         An allowance for loss related to loans that are impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral. Management's periodic evaluation of the need for, or adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. For financial reporting purposes mortgages are deemed to be delinquent when payment of either principal or interest is more than 90 days past due.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
1. Description of Business and Summary of Significant Accounting Policies, Continued

         Fixed Assets

         Fixed assets are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Maintenance, repairs and minor improvements are charged to operating expense as incurred

         Deferred Debenture Offering Costs

         Costs relating to offerings of debentures are amortized over the terms of the debentures. Deferred debenture offering costs consist primarily of underwriters' commissions.

         Income Taxes

         Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

         Off-Balance Sheet Financial Instruments

         In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded and related fees are recorded when incurred or received.

2.       Short-Term Investments
         At December 31, 2000, short-term investments was comprised of bank commercial paper. At December 31, 1999, short-term investments was comprised of bank commercial paper and U.S. government agency securities.

3.       Mortgage Loans Receivable
         Mortgage loans receivable are summarized as follows:

                                                                At December 31, 2000        At December 31, 1999
                                                                --------------------        --------------------
                ($ in thousands)                              # of loans       Amount      # of loans     Amount
                ------------------------------------------------------------------------------------------------
                Residential multifamily loans                     27           $46,553         35        $49,251
                Commercial real estate loans                       7             6,247         15         14,868
                ------------------------------------------------------------------------------------------------
                Loans receivable                                  34            52,800         50         64,119
                ------------------------------------------------------------------------------------------------
                Deferred loan fees and discount                                   (808)                     (829)
                ------------------------------------------------------------------------------------------------
                Loans receivable, net                                          $51,992                   $63,290
                ------------------------------------------------------------------------------------------------


               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
3.       Mortgage Loans Receivable, Continued

         At December 31, 2000, the loan portfolio consisted of $42,744,000 and $10,056,000 of first mortgage loans and junior mortgage loans, respectively. These loans were comprised of $17,977,000 of fixed-rate loans and $34,823,000 of adjustable-rate loans.

         At December 31, 2000, effective interest rates on mortgages ranged from 7.68% to 16.73%. Many of the mortgage loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

         During 2000, 1999 and 1998, certain mortgages were repaid in full prior to their maturity date. The prepayments resulted in the recognition of unearned fees and discount associated with such loans, as well as the receipt of prepayment penalties in certain cases. For 2000, 1999 and 1998, income associated with the prepayments of mortgages was $340,000, $369,000 and $291,000, respectively.

         Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

         The geographic distribution of the properties that collateralize the loan portfolio is summarized as follows:

                                 At December 31, 2000       At December 31, 1999
                                 --------------------       --------------------
   ($ in thousands)              Amount    % of Total       Amount    % of Total
 -------------------------------------------------------------------------------
 New York                       $42,193         79.9%      $49,334         76.9%
 Connecticut                        187          0.4         4,180          6.5
 Pennsylvania                         -            -         3,360          5.3
 Florida                          7,820         14.8         3,128          4.9
 North Carolina                   2,068          3.9         2,172          3.4
 New Jersey                           -            -         1,377          2.1
 All other                          532          1.0           568          0.9
 -------------------------------------------------------------------------------
                                $52,800        100.0%      $64,119        100.0%
 -------------------------------------------------------------------------------

         The table below shows the scheduled contractual principal repayments of the loan portfolio at December 31, 2000:

 ($ in thousands)
 -------------------------------------------------------------------------------
 For the year ended December 31, 2001                                   $19,884
 For the year ended December 31, 2002                                     9,923
 For the year ended December 31, 2003                                       628
 For the year ended December 31, 2004                                     4,815
 For the year ended December 31, 2005                                     2,905
 Thereafter                                                              14,645
 -------------------------------------------------------------------------------
                                                                         $52,800
 -------------------------------------------------------------------------------

         At December 31, 2000, $17,172,000 of loans with adjustable rates and $15,743,000 of loans with fixed rates were due after one year. At December 31, 2000 and 1999, the Company did not have any loans on a nonaccrual status or impaired. An allowance for loan losses was not maintained during 2000 and 1999.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
4. Fixed Assets, Lease Commitments and Rental ExpenseFixed assets is summarized as follows:

                                                            At December 31,
                                                            --------------
           ($ in thousands)                               2000            1999
           ---------------------------------------------------------------------
           Furniture, fixtures and equipment               $44             $44
           Automobiles                                      58              58
           ---------------------------------------------------------------------
           Total cost                                      102             102
           ---------------------------------------------------------------------
           Less accumulated deprecation                    (27)             (6)
           ---------------------------------------------------------------------
           Fixed assets, net                               $75             $96
           ---------------------------------------------------------------------

         The Company occupies its office space under a lease which terminates on September 30, 2004. In addition to minimum rents, the Company is required to pay its proportionate share of increases in the building's real estate taxes and costs of operation and maintenance as additional rent. Rent expense amounted to $179,000 in 2000 and $177,000 in 1999 and 1998. The Company shares its rented space with affiliates who were charged rent of $1,000 in 2000 and 1999, and $71,000 in 1998. The
         Company's future minimum annual lease payments under the office lease at December 31, 2000, are as follows: $192,000 in 2001; $192,000 in
         2002;  $192,000  in  2003;  and  $143,000 in 2004 for an  aggregate  of
         $719,000.

5.       Deferred Debenture Offering Costs

         Deferred debenture offering costs are summarized as follows:

                                                        At December 31,
                                                        --------------

 ($ in thousands)                                    2000           1999
 -------------------------------------------------------------------------------
 Deferred debenture offering costs                   $4,670         $6,595
 Less accumulated amortization                       (2,273)        (3,353)
 -------------------------------------------------------------------------------
 Deferred debenture offering costs, net              $2,397         $3,242
 -------------------------------------------------------------------------------
6.       Subordinated Debentures Payable and Extraordinary Item

The following table summarizes debenture payable.
                                                                        At December 31,
                                                                        --------------

($ in thousands)                                                       2000          1999
-----------------------------------------------------------------------------------------------
Series 06/29/92 - interest at 2% above prime - due April 1, 2000       $     -       $ 7,000
Series 09/13/93 - interest at 2% above prime - due October 1, 2001           -         8,000
Series 01/28/94 - interest at 2% above prime - due April 1, 2002             -         4,500
Series 10/28/94 - interest at 2% above prime - due April 1, 2003             -         4,500
Series 05/12/95 - interest at 2% above prime - due April 1, 2004         9,000         9,000
Series 10/19/95 - interest at 2% above prime - due October 1, 2004       9,000         9,000
Series 05/10/96 - interest at 2% above prime - due April 1, 2005        10,000        10,000
Series 10/15/96 - interest at 2% above prime - due October 1, 2005       5,500         5,500
Series 04/30/97 - interest at 1% above prime - due October 1, 2005       8,000         8,000
Series 11/10/98 - interest at 8% fixed       - due January 1, 2001       1,400         1,400
Series 11/10/98 - interest at 8 1/2% fixed   - due January 1, 2003       1,400         1,400
Series 11/10/98 - interest at 9% fixed       - due January 1, 2005       2,600         2,600
Series 06/28/99 - interest at 8%  fixed      - due July 1, 2002          2,500         2,500
Series 06/28/99 - interest at 8 1/2% fixed   - due July 1, 2004          2,000         2,000
Series 06/28/99 - interest at 9% fixed       - due July 1, 2006          2,000         2,000
Series 09/18/00 - interest at 8% fixed       - due January 1, 2004       1,250             -
Series 09/18/00 - interest at 8 1/2%  fixed  - due January 1, 2006       1,250             -
Series 09/18/00 - interest at 9% fixed       - due January 1, 2008       1,250             -
-----------------------------------------------------------------------------------------------
                                                                       $57,150       $77,400
-----------------------------------------------------------------------------------------------


               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
6.       Subordinated Debentures Payable and Extraordinary Item , Continued

         The "Prime" in the preceding table refers to the prime rate of Chase Manhattan Bank, which was 9.5% on December 31, 2000, and 8.5% at December 31, 1999.

         On March 1, 2000, Series 6/29/92 debentures totaling $7,000,000 in principal and maturing on April 1, 2000 were redeemed for outstanding principal plus accrued interest of $1,435,000. In the second quarter of 2000, Series 9/13/93, 1/28/94 and 10/28/94 debentures maturing on October 1, 2001, April 1, 2002 and April 1, 2003, respectively, were redeemed for outstanding principal aggregating $17,000,000 plus accrued interest totaling $2,535,000. In connection with these early redemptions, approximately $382,000 of unamortized deferred debenture offering costs, net of a tax benefit of $176,000, was charged to expense and reported as an extraordinary item in 2000.

         The  Series 5/12/95, 10/19/95, 5/10/96, 10/15/96 and 4/30/97 debentures have a maximum interest rate of 12%. Interest on an aggregate of $6,540,000 of these debentures is accrued and compounded quarterly, and is due and payable at maturity. The payment of interest on the remaining debentures is made quarterly. Any debenture holder in the aforementioned Series whose interest accrues and is due at maturity may at any time elect to receive the accrued interest and subsequently receive regular payments of interest.

         The Series 11/10/98, 6/28/99 and 9/18/00 debentures accrue and compound interest quarterly, with such interest due and payable at maturity. The holders of these debentures can require the Company to repurchase the debentures for face amount plus accrued interest each year beginning on July 1, 2001, July 1, 2002 and January 1, 2004, respectively, provided, however that in no calendar year will the Company be required to purchase more than $100,000 in principal amount of each maturity of debentures, on a non-cumulative basis.

         All the debentures may be redeemed, in whole or in part, at any time at the option of the Company, for face value, except for Series
         9/18/00  debentures,  which  would  be  at  a  premium  of  1%  if  the redemption  is  prior to  January  1,  2002.  All  the  debentures  are unsecured and subordinate to all present and future senior indebtedness, as defined.

         Scheduled contractual maturities of debentures as of December 31, 2000 are summarized as follows:

($ in thousands)                                    Principal   Accrued Interest
--------------------------------------------------------------------------------
For the year ended December 31, 2001                  $ 1,400             $1,233
For the year ended December 31, 2002                    2,500                295
For the year ended December 31, 2003                    1,400                265
For the year ended December 31, 2004                   21,250              3,418
For the year ended December 31, 2005                   26,100              1,682
Thereafter                                              4,500                304
--------------------------------------------------------------------------------
                                                      $57,150             $7,197
--------------------------------------------------------------------------------
7.       Dividend Restriction

         The payment of dividends by the Company to the Parent Company is subject to restrictions. The Company cannot declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable in capital stock), or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, capital stock of the Company, if at the time of such payment, the Company is not in compliance with the indentures under which the Company's debentures were issued. The Company declared and paid a $3,000,000 cash dividend to the Parent Company in 2000.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
  8.        Profit Sharing Plan
         In 2000, the Company established a tax-qualified, profit sharing plan and trust in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan is available to each of the Company's employees who elects to participate after meeting certain length-of-service requirements. The Company's contributions to the profit sharing plans are discretionary and vest to the employees over a period of time. Total Company contributions to the plan for 2000 was approximately $1,000.

  9.       Related Party Transactions
         The Company participates with Intervest Bank and Intervest National Bank (wholly owned subsidiaries of the Parent Company) in certain mortgage loans. The balances of the Company's participation in these mortgages were $2,629,000 and $7,747,000 at December 31, 2000 and 1999, respectively.

         The Company entered into a service agreement in June 1999, with Intervest National Bank with respect to providing mortgage loan origination and servicing services to Intervest National Bank. The Company received $278,000 and $224,000 from Intervest National Bank for 2000 and 1999, respectively, in connection with this service agreement. These amounts are included in other income in the consolidated statements of operations.

         The Company has short-term investments and noninterest-bearing deposit accounts with Intervest Bank and Intervest National Bank totaling approximately $554,000 at December 31, 2000 and $6,088,000 at December 31, 1999.

         In connection with the placement of subordinated debentures in 1998 and 2000, Intervest Securities Corporation, an affiliate of the Company, received commissions and fees aggregating $34,000 in 2000, $35,700 in 1999 and $258,300 in 1998.

         Prior to January 1, 1999, the Company utilized personnel and other facilities of affiliated entities and was charged service fees for general and administrative expenses for placing mortgages, servicing mortgages and distributing debenture interest checks. Such fees amounted to $295,000 in 1998.

         The  Company  acquired  furniture,  fixtures  and  equipment   in  1999
         aggregating $40,000 from an affiliate of the Company.

10.         Income Taxes
         Commencing in 2000, the Company is filing consolidated Federal and combined New York State and City income tax returns with its Parent Company on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Income taxes are provided as if the Company filed a separate consolidated tax return with its subsidiaries.

         At December 31, 2000 and 1999, the Company's net deferred tax asset was $10,000 and $24,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. A valuation allowance was not maintained at any time during 2000 and 1999.

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
10.       Income Taxes, Continued

         Income tax expense (benefit) consists of the following:

                                                                              For the Year Ended December 31,
                                                                              ------------------------------
                  ($ in thousands)                                              2000        1999         1998
                  -------------------------------------------------------------------------------------------
                  Provision for income taxes                                    $288        $480         $801
                  Income tax effect of extraordinary item                       (176)          -            -
                  -------------------------------------------------------------------------------------------
                                                                                $112        $480         $801
                  -------------------------------------------------------------------------------------------


         Income tax expense attributable to income before extraordinary item consists of the following:


                  ($ in thousands)                                           Current     Deferred       Total
                  -------------------------------------------------------------------------------------------
                  Year Ended December 31, 2000:
                     Federal                                                    $189          $10        $199
                     State and Local                                              85            4          89
                  -------------------------------------------------------------------------------------------
                                                                                $274          $14        $288
                  -------------------------------------------------------------------------------------------
                  Year Ended December 31, 1999:
                     Federal                                                    $284          $ 4        $288
                     State and Local                                             190            2         192
                  -------------------------------------------------------------------------------------------
                                                                                $474          $ 6        $480
                  -------------------------------------------------------------------------------------------
                  Year Ended December 31, 1998:
                     Federal                                                    $475          $ 6        $481
                     State and Local                                             316            4         320
                  -------------------------------------------------------------------------------------------
                                                                                $791          $10        $801
                  -------------------------------------------------------------------------------------------


         The components of deferred tax expense are summarized as follows:


                                                                              For the Year Ended December 31,
                                                                              ------------------------------
                  ($ in thousands)                                            2000         1999         1998
                  ------------------------------------------------------------------------------------------
                  Debenture underwriting commissions                          $  -         $3           $  6

                  Deferred loan fees and discount
                                                                                16          3              4
                  Depreciation
                                                                                (2)         -              -
                  ------------------------------------------------------------------------------------------

                                                                              $ 14         $6           $ 10
                  ------------------------------------------------------------------------------------------


         The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:


                                                                At December 31,
                                                                --------------
                  ($ in thousands)                              2000        1999
                  --------------------------------------------------------------
                  Deferred loan fees and discount               $ 8          $24
                  Depreciation                                    2            -
                  --------------------------------------------------------------
                                                                $10          $24
                  --------------------------------------------------------------

         A reconciliation between the statutory federal income tax rate and the Company's effective tax rate follows:

                                                                              For the Year Ended December 31,
                                                                              ------------------------------
                  ($ in thousands)                                               2000      1999         1998

                  ------------------------------------------------------------------------------------------
                  Tax provision at statutory rate                                34.0%     34.0%        34.0%
                  Increase (decrease) in taxes resulting from:
                    State and local income taxes, net of Federal benefit         12.1      12.2         12.2
                     All other                                                    0.1      (0.6)        (0.4)
                  ------------------------------------------------------------------------------------------
                                                                                 46.2%     45.6%        45.8%
                  ------------------------------------------------------------------------------------------

               Intervest Corporation of New York and Subsidiaries
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------
11.      Commitments and Contingencies

         Effective  July  1,  1995,  the  Company  entered  into  an  employment agreement with its Executive Vice-President, who is also a director and shareholder of the Parent Company, for a term of ten years at an annual salary in the present amount of $167,279, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. In the event of the executive's death or disability, one-half of this amount will continue to be paid for a term as defined in the agreement. Effective August 3, 1998, the Company modified the aforementioned employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000.

         The Company issues commitments to extend credit in the normal course of business, which may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend funds under specified conditions. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. At
         December  31,  2000,   commitments   to  extend  credit   amounted   to
         $3,800,000.

         The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of mortgage loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

12.      Estimated Fair Value of Financial Instruments

         The Company considers the carrying amounts presented for mortgages receivable and subordinated debentures payable on the consolidated balance sheets to be reasonable approximations of fair value. The Company's variable or floating interest rates on large portions of its receivables and payables approximate those which would prevail in current market transactions. The fixed interest rates on the Company's mortgages receivable and debentures payable also approximate current market rates.

         Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business and the Company's customer relationships.

                        INTERVEST CORPORATION OF NEW YORK


                   SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE


                             As of DECEMBER 31, 2000





                                     Effective  Stated    Final                          Face      Carrying
                                     Interest   Interest  Maturity  Payment  Prior     Amount of   Amount of     Prepayment Penalty/
          Description                 Rate       Rate      Date      Terms   Liens     Mortgage    Mortgage          Other Fees
          -----------                 ----       ----      ----      -----   -----     --------    --------          ----------
      Commercial first Mortgages
          Office Buildings
              New City, New York      12.15%      6.20%     12/08/10    Y  $        - $  170,000 $  128,000  none

          Restaurants
              Decatur and
                 Jonesboro, Georgia   12.82%      8.50%       4/1/13    M           -    426,000    345,000  none
          Manassas, Virginia          12.69%      6.50%     12/01/05    Y           -    107,000     90,000  0.50%
          Irondequoint, New York      12.34%      7.20%     12/01/12    Y           -    223,000    174,000  1.00%

      Hotel
          New York, New York           9.63%      9.00%      2/01/04    M           -  3,170,000  3,121,000  3% prior to 2/02, 2%
                                                                                                             prior to 2/03, 1% prior
                                                                                                             to 2/04
      Retail
          Yonkers, New York           12.98%     12.50%      1/01/01    M           -  1,907,000  1,906,000  0.50%
          Wappingers Falls, New York   8.90%      8.63%       2/1/04    M           -    245,000    243,000  none


      Residential first Mortgages
          Rental Apartment Buildings
            Bronx, New York           10.71%     10.00%      7/01/06    M           -    588,000    574,000  none
            Bronx, New York           11.28%     11.00%     11/01/12    M           -  1,983,000  1,955,000  none
            Charlotte, North Carolina 12.66%     11.50%      2/01/01    M           -  2,068,000  2,066,000  1.00%
            Bronx, New York           13.75%     13.75%       1/1/10    M           -  1,288,000  1,288,000  not   prepayable  until
                                                                                                             2/1/05
            Bronx, New York           12.75%     12.75%       1/1/11    M           -  1,029,000  1,029,000  no prepayment permitted
            New York, New York        11.28%     11.00%      5/29/03    M           -    628,000    625,000  2% until 5/02 then 1%
            Bronx, New York           14.40%     13.00%       6/1/13    M           -    665,000    546,000  no prepayment permitted
            Bronx, New York           13.10%     12.75%      11/1/11    M           -  1,710,000  1,684,000  not  prepayable   until
                                                                                                             1/1/03
            Bronx, New York           13.50%     13.50%      11/1/13    M           -  3,442,000  3,442,000  no prepayment permitted
            Opa Locka , Florida       13.57%     11.50%      2/15/01    M           -  2,785,000  2,778,000  1.00%
            New York, New York         9.10%      8.63%      10/1/02    M           -  6,261,000  6,216,000  2.0% until 10/01 then
                                                                                                             1.0%
            New York, New York         8.49%      8.00%      3/30/02    M           -    925,000    920,000  1.00%
            New York, New York         7.68%      7.50%      11/1/04    M           -  1,400,000  1,393,000  none
            Hartford , Connecticut    13.50%     13.50%     12/18/00    M           -    186,000    186,000  1.00%
            New York, New York         7.97%      7.63%      10/1/02    M           -    684,000    681,000  none
            New York, New York        12.80%     11.50%      2/01/02    M           -  1,764,000  1,742,000  1.00%
            Brooklyn, New York        13.23%     10.50%      10/1/01    M           -  2,669,000  2,620,000  1.50%
            New York, New York         8.88%      8.88%      11/1/01    M           -    225,000    225,000  none
            New York, New York         8.88%      8.88%      11/1/01    M           -     75,000     75,000  none
            New York, New York        15.42%     11.50%       9/1/01    M           -  5,250,000  5,128,000  1.13%
            Bronx, New York           12.75%     12.75%       8/1/02    M           -    871,000    871,000  not   prepayable  until
                                                                                                             balance is under
                                                                                                             $200,000


      Residential Junior Mortgages
          Rental Apartment Buildings
            Miami, Florida            11.92%     10.50%      7/01/01    M   2,992,000  1,939,000  1,926,000  1.00%
            Miami, Florida (1)        12.07%     10.50%      7/01/01    M       -      3,097,000  3,073,000  1.00%
            New York, New York         9.09%      8.00%      5/27/01    M   2,659,000  1,934,000  1,925,000  1.00%
            New York, New York        16.73%     11.50%      1/14/02    M   1,564,000    139,000    133,000  1.00%
            New York, New York         9.27%      8.63%      10/1/02    M   6,261,000    149,000    148,000  2% prior to 10/1,  then
                                                                                                             1%
            New York, New York        12.26%     11.50%      10/1/05    M   3,396,000  2,798,000  2,736,000  5%  prior  to 10/01, 4%
                                                                                                             prior  to   10/02,   3%
                                                                                                             prior to 10/03 2% prior
                                                                                                             to 10/4, then 1%
                                                                     --------------------------------------
                                                             TOTAL   $ 16,872,000 $ 52,800,000 $ 51,992,000
                                                                     ======================================

       Notes:
      (Y) Yearly principal and interest payments (M) Monthly principal and interest payments (1) Prior lien amount included in preceding mortgage.

                        INTERVEST CORPORATION OF NEW YORK


             SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE (continued)

The following summary reconciles mortgages receivable at their carrying value


                                                                                        Year Ended December 31,
                                                                         ----------------------------------------------
                                                                                 2000            1999           1998
                                                                                 ----            ----           ----
Balance at beginning of period                                              $ 63,290,000    $ 67,250,000   $ 74,007,000
     Additions during period
          Mortgages originated and acquired                                   27,846,000      37,120,000     41,494,000


     Deductions during period
          Collections of principal, net of amortization of fees aND          (39,144,000)    (41,080,000)   (48,251,000)
                discounts

-----------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                    $ 51,992,000    $ 63,290,000   $ 67,250,000
-----------------------------------------------------------------------------------------------------------------------

(BACK COVER PAGE)


     No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                        INTERVEST CORPORATION OF NEW YORK
                                   $7,250,000

                                  SERIES __/__/01


                       $1,750,000 Subordinated Debentures
                               Due October 1, 2004
                       $2,750,000 Subordinated Debentures
                               Due October 1, 2006
                       $2,750,000 Subordinated Debentures
                              Dated October 1, 2008


                                   PROSPECTUS


                             Sage, Rutty & Co., Inc.
                 The date of this Prospectus is _________, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where you Can Find More Information.......................................     2

Who Should Invest.........................................................     2

Summary...................................................................     3

Risk Factors..............................................................     5

Use of Proceeds...........................................................     9

Market Information........................................................    10

Capitalization............................................................    11

Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations...........................................................    12

Selected Financial Information of the Company.............................    16

History and Business......................................................    17

Management................................................................    23

Transactions with Management..............................................    25

Description of Debentures.................................................    25

Plan of Offering..........................................................    31

Legal Opinions............................................................    32

Experts...................................................................    32

Index to Financial Statements.............................................    33

Table 1 -- Mortgages Receivable...........................................    18

Table 2 -- Interest Accruals..............................................    27

UNTIL __________, 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.           Other Expenses of Issuance and Distribution.
-------            -------------------------------------------

         The  following  statement  sets  forth  the  amounts  of  expenses   in
connection with the offering of the Debentures pursuant to this registration statement, all of which shall be borne by the Company.

                                                                  Amount*
                                                                  -------
Securities and Exchange Commission
 Registration Fee...........................................      $1,812
EDGAR Expenses..............................................       5,000
Printing and Engraving Expenses.............................      20,000
Accounting Fees and Expenses................................      15,000
Legal Fees and Expenses.....................................      40,000
Blue Sky Fees and Expenses..................................      15,000
Trustees' Fees and Expenses.................................       5,000
Miscellaneous...............................................       8,188
                                                                  ------
Total.......................................................    $110,000
*Estimated amounts of expenses.


Item 31.           Sales to Special Parties.
-------            ------------------------

         Not applicable.

Item 32.           Recent Sales of Unregistered Securities.
-------            ---------------------------------------

     On March 10, 2000, ICNY Acquisition Corporation, a wholly-owned subsidiary of Intervest Bancshares Corporation, was merged with and into the Company in a transaction in which all of the issued and outstanding shares of capital stock of the Company were exchanged for 1,250,000 shares of the Class A Common Stock of Intervest Bancshares Corporation, which shares were issued to the six shareholders of the Company in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 33.           Indemnification of Directors and Officers.
-------            -----------------------------------------

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The Company's By-laws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of New York State. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of New York State; and to pay any officer or director of the Company, in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company. The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the Company, its officers and directors, against certain liabilities.

Item 34.           Treatment of Proceeds from Stock Being Registered.
-------            -------------------------------------------------

         Not applicable.

Item 35.           Financial Statements and Exhibits.
-------            ---------------------------------

         (a)       Financial Statements:

         See Index to Financial Statements of the Company.

         (b)       The following exhibits are filed as part of this Registration
                   Statement:

Exhibit No.
----------

1.1 Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the "Underwriter").

1.2      Form of Selected Dealer Agreement.

3.1      Certificate of Incorporation of the Company.1

3.2      Certificate of Amendment to Certificate of Incorporation.2

3.3      By-laws of the Company.3

4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

5.1      Opinion of Harris Beach LLP.

10.1     Form  of  Escrow Agreement between the Company, the Underwriter and M&T
         Bank.

10.2     Form of Employment Agreement between the Company and Jerome Dansker.4

10.3     Amendment  to  Employment  Agreement  between  the  Company  and Jerome
         Dansker.2

12.1     Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Harris Beach LLP is included in the opinion of Harris Beach LLP, filed as Exhibit 5.1.

23.2     Consent of Richard A. Eisner & Company, LLP

25.1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939 on Form T-1 for The Bank of New York. (5)

----------------------------------

(1) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

(2) Incorporated by reference to Registrant's Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

(4) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1996.

(5)  Previously filed.


Item 36.           Undertakings.
-------            ------------

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 7, 2001.

                                          INTERVEST CORPORATION OF NEW YORK

                                          By:      /s/ Lowell S. Dansker
                                                   -----------------------------
                                          Name:    Lowell S. Dansker
                                          Title:   President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Lowell S. Dansker and Lawrence G. Bergman, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to this Registration Statement.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated as of May 7, 2001.

Signature                                               Capacity
---------                                               --------

/s/ Lowell S. Dansker*           President  (Principal  Executive  Officer),
-----------------------------    Treasurer,  (Principal  Financial  Officer  and
(Lowell S. Dansker)              Principal Accounting Officer) and Director


/s/ Lawrence G. Bergman*         Vice President, Secretary and Director
-----------------------------
(Lawrence G. Bergman)

/s/ Jerome Dansker*              Chairman, Executive Vice President and Director
-----------------------------
(Jerome Dansker)

                                 Director
-----------------------------
(Michael A. Callen)

 /s/ Wayne F. Holly*             Director
-----------------------------
(Wayne F. Holly)

/s/ Edward J. Merz*              Director
-----------------------------
(Edward J. Merz)

/s/ Lawton Swan, III*            Director
-----------------------------
(Lawton Swan, III)

/s/ Thomas E. Willett*           Director
-----------------------------
(Thomas E. Willett)

/s/ David J. Willmott*           Director
-----------------------------
(David J. Willmott)

/s/ Wesley T. Wood*              Director
-----------------------------
(Wesley T. Wood)


/s/ Lawrence G. Bergman          Attorney-in-fact
-----------------------------
(Lawrence G. Bergman

                                    EXHIBITS

                            TO REGISTRATION STATEMENT

                                       ON

                                    FORM S-11



                              INTERVEST CORPORATION

                                   OF NEW YORK

                                  EXHIBIT INDEX

Number         Exhibit
------         -------

 1.1 Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the "Underwriter").

 1.2           Form of Selected Dealer Agreement.

 3.1           Certificate of Incorporation of the Company.1

 3.2           Certificate of Amendment to Certificate of Incorporation.2

 3.3           By-laws of the Company.2

 4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

 5.1           Opinion of Harris Beach LLP.

10.1 Form of Escrow Agreement between the Company, the Underwriter and Intervest Bank.

10.2           Form  of  Employment  Agreement  between  the  Company and Jerome
               Dansker.3

10.3           Amendment  to Employment Agreement between the Company and Jerome
               Dansker.2

12.1           Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Harris Beach LLP is included in the opinion of Harris Beach LLP, filed as Exhibit 5.1.

23.2           Consent of Richard A. Eisner & Company, LLP

25.1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.(5)
--------------------------

1 Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

2 Incorporated by reference to Registrant's Report on Form 10-K for the year ended December 31, 1998.

3 Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

4 Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1995.

5     Previously filed.






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